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                                                                      EXHIBIT 2




                       MASTER PURCHASE AND SALE AGREEMENT

                                  by and among

                           ATLANTIC RICHFIELD COMPANY,

                                CH-TWENTY, INC.,

                                 BP AMOCO P.L.C.

                                       and

                           PHILLIPS PETROLEUM COMPANY

                           --------------------------


                           Dated as of March 15, 2000

                         As Amended as of April 6, 2000

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                                TABLE OF CONTENTS

                                                                                                      PAGE
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
Article I       DEFINITIONS AND TERMS....................................................................2

   Section 1.1       Specific Definitions................................................................2
   Section 1.2       Other Terms........................................................................17
   Section 1.3       Other Definitional Provisions......................................................17

Article II      PURCHASE AND SALE OF THE SHARES AND CONVEYED PROPERTIES.................................17

   Section 2.1       Purchase and Sale..................................................................17
   Section 2.2       First Closing; Producing and Marine Assets Delivery and Payment....................18
   Section 2.3       Adjustments to the Initial Producing and Marine Assets
                         Purchase Price.................................................................19
   Section 2.4       Second Closing; Pipeline Assets Delivery and Payment...............................25
   Section 2.5       Adjustments to the Pipeline Assets Purchase Price..................................26
   Section 2.6       Actions Prior to First Closing.....................................................28
   Section 2.7       Preferential Rights................................................................30
   Section 2.8       Contingent Payments................................................................30

Article III     REPRESENTATIONS AND WARRANTIES OF SELLERS...............................................31

   Section 3.1       Organization and Authority.........................................................32
   Section 3.2       Binding Effect.....................................................................32
   Section 3.3       Organization, Qualification and Authority of the Companies.........................32
   Section 3.4       Ownership of Shares and LLC Interests..............................................32
   Section 3.5       Consents and Approvals.............................................................33
   Section 3.6       Non-Contravention..................................................................33
   Section 3.7       Financial Statements...............................................................34
   Section 3.8       Litigation and Claims..............................................................34
   Section 3.9       Taxes..............................................................................35
   Section 3.10      Compliance with Laws...............................................................35
   Section 3.11      Contracts..........................................................................35
   Section 3.12      Properties.........................................................................35
   Section 3.13      Absence of Changes.................................................................36
   Section 3.14      Finders' Fees......................................................................36
   Section 3.15      Indebtedness.......................................................................36
   Section 3.16      Employee Benefits..................................................................36
   Section 3.17      No Other Representations or Warranties.............................................37

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Article IV      REPRESENTATIONS AND WARRANTIES OF PURCHASER.............................................37

   Section 4.1       Organization and Authority.........................................................37
   Section 4.2       Binding Effect.....................................................................37
   Section 4.3       Consents and Approvals.............................................................37
   Section 4.4       Non-Contravention..................................................................37
   Section 4.5       Finders' Fees......................................................................38
   Section 4.6       Financial Capability...............................................................38
   Section 4.7       Investigation by Purchaser.........................................................38
   Section 4.8       Purchaser Impediments..............................................................38
   Section 4.9       Securities Act.....................................................................38
   Section 4.10      No Other Representations or Warranties.............................................39

Article V       COVENANTS...............................................................................39

   Section 5.1       Access.............................................................................39
   Section 5.2       Retention of Records...............................................................40
   Section 5.3       Conduct of Business................................................................41
   Section 5.4       Filings; Other Actions; Notifications..............................................42
   Section 5.5       Tax Matters........................................................................43
   Section 5.6       Employees and Employee Benefits....................................................50
   Section 5.7       Indebtedness.......................................................................50
   Section 5.8       Further Assurances.................................................................51
   Section 5.9       Certain Transactions...............................................................51
   Section 5.10      Charter Obligations................................................................51
   Section 5.11      Sellers' Trade Names, Etc..........................................................53
   Section 5.12      Guarantee..........................................................................53
   Section 5.13      Insurance Matters..................................................................53
   Section 5.14      Long-Term Supply Contracts.........................................................54
   Section 5.15      Certain Intellectual Property......................................................55
   Section 5.16      Substitution of Guarantor..........................................................57
   Section 5.17      Transitional Services..............................................................57
   Section 5.18      Designation of Transferee..........................................................58
   Section 5.19      Preparation of Financial Statements................................................58
   Section 5.20      Order to Hold Separate and Maintain Assets.........................................58
   Section 5.21      ARCO Directors and Officers........................................................58
   Section 5.22      Marine.............................................................................59

Article VI      CONDITIONS TO CLOSING...................................................................61

   Section 6.1       Conditions to the Obligations of Purchaser and Sellers With Respect
                         to the First Closing...........................................................61
   Section 6.2       Conditions to the Obligations of Purchaser With Respect to the
                         First Closing..................................................................62

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   Section 6.3       Conditions to the Obligations of Sellers With Respect to the
                         First Closing..................................................................63
   Section 6.4       Conditions to the Obligations of Purchaser and Sellers With Respect
                         to the Second Closing..........................................................64

Article VII     CERTAIN ENVIRONMENTAL MATTERS...........................................................64

   Section 7.1       Acknowledgments....................................................................64
   Section 7.2       Assumption of Obligations..........................................................65
   Section 7.3       Retention of Obligations...........................................................65

Article VIII    SURVIVAL; INDEMNIFICATION; TITLE AND INSPECTION MATTERS.................................66

   Section 8.1       Survival...........................................................................66
   Section 8.2       Indemnification by Purchaser.......................................................67
   Section 8.3       Indemnification by ARCO............................................................68
   Section 8.4       Indemnification Procedures.........................................................69
   Section 8.5       Characterization of Indemnification Payments.......................................70
   Section 8.6       Limitations on Liability...........................................................70
   Section 8.7       Indemnification as Sole Remedy.....................................................71
   Section 8.8       Tax Indemnification................................................................72
   Section 8.9       Title Matters......................................................................72
   Section 8.10      Inspection of AMI Conveyed Properties owned by AMI.................................74

Article IX      TERMINATION.............................................................................76

   Section 9.1       Termination of Agreement...........................................................76
   Section 9.2       Effect of Termination..............................................................77
   Section 9.3       Termination of Certain Obligations.................................................77

Article X       MISCELLANEOUS...........................................................................77

   Section 10.1      Notices............................................................................77
   Section 10.2      Amendment; Waiver..................................................................79
   Section 10.3      Assignment.........................................................................79
   Section 10.4      Entire Agreement...................................................................79
   Section 10.5      Fulfillment of Obligations.........................................................79
   Section 10.6      Parties in Interest................................................................79
   Section 10.7      Public Disclosure..................................................................80
   Section 10.8      Expenses...........................................................................80
   Section 10.9      Schedules..........................................................................80
   Section 10.10     GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM......................80
   Section 10.11     Counterparts.......................................................................80

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   Section 10.12     Headings...........................................................................81
   Section 10.13     Severability.......................................................................81
   Section 10.14     Extension of Performance...........................................................81
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     This MASTER PURCHASE AND SALE AGREEMENT, dated as of March 15, 2000, as amended as of April 6, 2000, by and among Atlantic Richfield Company, a Delaware corporation ("ARCO"), CH-Twenty, Inc., a Delaware corporation ("CH-20", each of
ARCO and CH-20 being referred to herein as a "SELLER" and, together, the
"SELLERS"), BP Amoco p.l.c., an English public limited company ("BP AMOCO") and a party to this Agreement solely in respect of Section 5.12, and Phillips
Petroleum Company, a Delaware corporation ("PURCHASER").

                              W I T N E S S E T H :

     WHEREAS, ARCO is the owner of: (i) all of the issued and outstanding shares of (A) common stock, par value $10,000 per share ("ARCO ALASKA SHARES"), of ARCO Alaska, Inc., a Delaware corporation ("ARCO ALASKA"), (B) common stock, par value $10,000 per share ("ATAI SHARES"), of ARCO Transportation Alaska, Inc., a Delaware corporation ("ATAI"), (C) common stock, par value $1,000 per share ("KUPARUK SHARES"), of Kuparuk Pipeline Company, a Delaware corporation ("KUPARUK"), (D) common stock, par value $100 per share ("OLIKTOK SHARES"), of Oliktok Pipeline Company, a Delaware corporation ("OLIKTOK"), (E) common stock, par value $100 per share ("ALPINE SHARES"), of Alpine Pipeline Company, a Delaware corporation ("ALPINE"), (F) common stock, par value $10 per share ("ARCO MARINE SHARES"), of ARCO Marine, Inc., a Delaware corporation ("ARCO MARINE") and (G) common stock, par value $.01 per share ("UTP HOLDINGS SHARES"), of Union Texas Petroleum Holdings, Inc., a Delaware corporation ("UTP HOLDINGS") and the indirect owner of all of the limited liability company interests ("UTA INTERESTS") in Union Texas Alaska, LLC, a Delaware limited liability company ("UTA"), (ii) 8,000 of the issued and outstanding shares of common stock, par value $100 per share ("CIPC SHARES"), of Cook Inlet Pipeline Company, a Delaware corporation ("CIPC") and (iii) the Product Inventory;

     WHEREAS, CH-20 is the owner of all of the issued and outstanding shares of common stock, par value $1 per share ("ARCO BELUGA SHARES"), of ARCO Beluga, Inc., a Delaware corporation ("ARCO BELUGA"; each of ARCO Alaska, ATAI, Kuparuk, Oliktok, Alpine, ARCO Marine, UTP Holdings, UTA and ARCO Beluga being referred to herein as a "COMPANY" and, collectively, the "COMPANIES"; and the ARCO Alaska Shares, ATAI Shares, Kuparuk Shares, Oliktok Shares, Alpine Shares, ARCO Marine Shares, UTP Holdings Shares, CIPC Shares and ARCO Beluga Shares collectively being referred to herein as the "SHARES");

     WHEREAS, BP Amoco, ARCO and Prairie Holdings, Inc. ("PRAIRIE") have executed that certain Agreement and Plan of Merger, dated March 31, 1999, as amended (the "MERGER AGREEMENT"), wherein the parties agreed, subject to certain terms and conditions, to merge Prairie with and into ARCO (the "BP AMOCO/ARCO MERGER");

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     WHEREAS, in order to facilitate the fulfillment of certain conditions to the BP Amoco/ARCO Merger, ARCO and CH-20 desire to sell and transfer to Purchaser the respective Shares owned by them, and Purchaser desires to purchase the Shares on the terms and subject to the conditions set forth herein, and the parties desire to engage in the other transactions contemplated herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and on the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                              DEFINITIONS AND TERMS


          Section 1.1 SPECIFIC DEFINITIONS. As used in this Agreement, the following terms have the meanings set forth or as referenced below:

     "ADVERSE CHANGE" has the meaning set forth in Schedule 5.6, Section 5.

     "AFFILIATE" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person at the time at which the determination of affiliation is made. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise.

     "AFFILIATE TRANSACTION" means any transaction between a Seller and/or any Affiliate of Seller (other than any Company), on the one hand, and any Company, on the other hand, excluding any transaction to which a third Person is also a party.

     "AGREEMENT" means this Master Purchase and Sale Agreement and all Schedules hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

     "ALASKA BUSINESS" has the meaning set forth in Section 3.12.

     "ALIGNMENT AGREEMENT" means the ARCO Alaska/BP Exploration/Unocal Alignment Agreement, Greater Kuparuk Area, dated January 1, 1997.

     "ALPINE" has the meaning set forth in the Recitals.

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     "ALPINE CERTIFICATE" has the meaning set forth in Section 2.6(a)(iii).

     "ALPINE RIGHTS-OF-WAY" means the two right-of-way leases by and between the State of Alaska and ARCO for the Alpine crude oil pipeline (ADL-415701) and the Alpine diesel line (ADL-415932) and, in the event that the Alpine Utility Right-of-Way is transferred from ARCO Alaska to ARCO prior to the First Closing in accordance with Section 2.6(b)(ii), the Alpine Utility Right-of-Way.

     "ALPINE SHARES" has the meaning set forth in the Recitals.

     "ALPINE UTILITY RIGHT-OF-WAY" means the right-of-way grant by and between the State of Alaska and ARCO Alaska for the Alpine utility pipeline (ADL-415857).

     "AMI" means AMI Leasing Inc., a Delaware corporation.

     "AMI CONVEYED CONTRACT" means the contract more specifically identified on
Schedule 1.1(A).

     "AMI CONVEYED PROPERTIES" means the tankers more specifically identified on
Schedule 1.1(B).

     "ARCO" has the meaning set forth in the Preamble.

     "ARCO ALASKA" has the meaning set forth in the Recitals.

     "ARCO ALASKA BUSINESSES" means the business of (a) acquiring any right or option (whether or not contingent) to bid for or to explore for, to develop or to produce hydrocarbons in Alaska, (b) exploring for, developing or producing hydrocarbons in Alaska or transporting or shipping hydrocarbons within or from Alaska, (c) providing any product or service, directly or indirectly, with or without compensation, to any person engaged in any of the activities in (a) or
(b) where such product or service is primarily used in or related to such person's activities in Alaska or (d) supporting ARCO in any of the activities referred to in clauses (a), (b) or (c) as those activities were conducted by ARCO on March 15, 2000.

     "ARCO ALASKA COMPANY" means each of ARCO Alaska, ATAI, Kuparuk, Oliktok, Alpine, ARCO Marine, ARCO Marine Spill Response Company, a Delaware corporation and a wholly owned subsidiary of ARCO Marine, UTP Holdings and UTA.

     "ARCO ALASKA INTELLECTUAL PROPERTY" has the meaning set forth in
Section 5.15(a)(i).

     "ARCO ALASKA SHARES" has the meaning set forth in the Recitals.

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     "ARCO BELUGA" has the meaning set forth in the Recitals.

     "ARCO BELUGA SHARES" has the meaning set forth in the Recitals.

     "ARCO DIRECTORS AND OFFICERS" has the meaning set forth in Section
5.21(b).

     "ARCO GEOSCIENCE AND RESERVOIR INTELLECTUAL PROPERTY" has the meaning set forth in Section 5.15(c).

     "ARCO INTELLECTUAL PROPERTY" has the meaning set forth in Section
5.15(b).

     "ARCO MARINE" has the meaning set forth in the Recitals.

     "ARCO MARINE SHARES" has the meaning set forth in the Recitals.

     "ARCO MARINE TRANSFER DATE" means the date on which the ARCO Marine Shares are delivered to Purchaser in accordance with Section 2.6(b)(vi).

     "ARCO OIL AND GAS LEASE" means each of the 17 lease agreements relating to the Producing Properties that is identified on Schedule 1.1(C).

     "ARCO PATENTS" has the meaning set forth in Section 5.15(a)(ii).

     "ARCO PRODUCTS TIME CHARTERS" has the meaning set forth in Section
5.22(c).

     "ARCO PROPRIETARY IP" has the meaning set forth in Section 5.15(a).

     "ARCO SEISMIC DATA" has the meaning set forth in Section 5.15(a)(iii).

     "ARCO SEVERANCE PLANS" has the meaning set forth in Schedule 5.6,
Section 7.

     "ARCO TRADER" means the tanker more specifically identified on Schedule 1.1(D).

     "AREA PARTICIPATION PERCENTAGE" means, with respect to each Field, the sum of the percentages obtained by multiplying the percentage of the working interest owned by Seller and its Subsidiaries in each tract included within the Field by the tract participation of such tract for the Field.

     "ASO" has the meaning set forth in Section 5.13.

     "ATAI" has the meaning set forth in the Recitals.

     "ATAI SHARES" has the meaning set forth in the Recitals.

     "ATC" has the meaning set forth in Section 5.22(b)(i).

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     "BANKRUPTCY AND EQUITY EXCEPTION" has the meaning set forth in Section 3.2.

     "BAREBOAT CHARTERS" has the meaning set forth in Section 5.22(b)(i).

     "BONDS" has the meaning set forth in Section 5.7(b).

     "BOOKS AND RECORDS" means all books, ledgers, files, reports, customer lists, plans and operating records of, or maintained by, or pertaining to, any of the Companies in whatever form stored or retained.

     "BP AMOCO" has the meaning set forth in the Preamble.

     "BP AMOCO/ARCO MERGER" has the meaning set forth in the Recitals.

     "BP EXPLORATION" means BP Exploration (Alaska), Inc., a Delaware corporation.

     "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which banks in the State of New York are authorized or obligated by law or executive order to close.

     "CHARTER" means the Charter for Development of the Alaskan North Slope entered into as of December 2, 1999, among the State of Alaska, ARCO Alaska, BP Exploration and BP Amoco, providing for, among other things, the divestiture of certain oil and gas properties and other related interests on the North Slope of Alaska, as supplemented by the Addendum to the Charter for the Development of the Alaskan North Slope, dated March 15, 1999.

     "CHOSEN COURTS" has the meaning set forth in Section 10.10.

     "CH-20" has the meaning set forth in the Preamble.

     "CIPC" has the meaning set forth in the Recitals.

     "CIPC SHARES" has the meaning set forth in the Recitals.

     "CLAIM NOTICE" has the meaning set forth in Section 8.4.

     "CLOSING" has the meaning set forth in Section 2.4(a).

     "CLOSING DATE" means either the First Closing Date, the Second Closing Date or the ARCO Marine Transfer Date, as the context requires.

     "CLOSING MARINE FINANCIAL STATEMENTS" has the meaning set forth in
Section 2.3(a).

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     "CLOSING MARINE SCHEDULE OF SETTLEMENTS" has the meaning set forth in
Section 2.3(a).

     "CLOSING PIPELINE FINANCIAL STATEMENTS" has the meaning set forth in
Section 2.5(a).

     "CLOSING PIPELINE SCHEDULE OF SETTLEMENTS" has the meaning set forth in
Section 2.5(a).

     "CLOSING PRODUCING FINANCIAL STATEMENTS" has the meaning set forth in
Section 2.3(a).

     "CLOSING PRODUCING SCHEDULE OF SETTLEMENTS" has the meaning set forth in Section 2.3(a).

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMPANY" and "COMPANIES" have the meanings set forth in the Recitals.

     "COMPETITION LAWS" means any Law designed or intended to prohibit, restrict or regulate actions or states of affairs having the purpose or effect of monopolization, restraint or distortion of competition.

     "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 5.1(b).

     "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement, executed in November 1999, by and between ARCO et al. and Purchaser (or its Affiliate), as amended.

     "CONSENT AGREEMENT" means the Agreement Containing Consent Orders by and among BP Amoco, ARCO and counsel for the FTC that includes the Provisional Consent Order.

     "CONTRACTS" means any agreements, contracts, leases, purchase orders, arrangements, commitments or licenses.

     "CONVEYED PROPERTIES" means the Alpine Rights-of-Way, the AMI Conveyed Properties and the AMI Conveyed Contract.

     "CPA FIRM" has the meaning set forth in Section 2.3(c).

     "CUTOFF DATE" has the meaning set forth in Section 2.8(e).

     "DEDUCTIBLE" has the meaning set forth in Section 8.6(a).

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     "DISCLOSURE SCHEDULE" has the meaning set forth in Article III.

     "EFFECTIVE DATE" means January 1, 2000.

     "EFFECTIVE TIME" means January 1, 2000 at 12:01 a.m. Anchorage time.

     "EMPLOYEE PLANS" has the meaning set forth in Section 3.16.

     "ENCUMBRANCE" means any lien, charge, pledge, security interest, restriction or other encumbrance of any kind.

     "ENVIRONMENTAL LAW" means any Law relating to the protection of the environment or the use, storage, recycling, treatment, handling, release or disposal of Hazardous Substances.

     "ERISA" has the meaning set forth in Section 3.16.

     "ESTIMATED PRODUCT INVENTORY PURCHASE PRICE" means $170,213,643.

     "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended.

     "EXPLORATION LEASES" mean the oil and gas leases located, as of the date of this Agreement, in the land department files of ARCO Alaska wherein ARCO Alaska is named as an original lessee or assignee of such oil and gas leases, PROVIDED, HOWEVER, that the term "Exploration Leases" shall not include (a) oil and gas leases which are included (wholly or partially) in a producing unit or the Greater Kuparuk Area as such term is defined in Greater Kuparuk Joint Operating Agreement, Pre-Development, dated March 1, 1997, as amended, (b) oil and gas leases that expire, lapse or terminate or have expired, lapsed or terminated under their own terms, or (c) oil and gas leases which were released by ARCO Alaska prior to the Effective Time.

     "FIELD" means each participating area or accumulation described in Schedule
8.9 of the Disclosure Schedules.

     "FINAL CLOSING MARINE SCHEDULE OF SETTLEMENTS" has the meaning set forth in
Section 2.3(d).

     "FINAL CLOSING PIPELINE SCHEDULE OF SETTLEMENTS" has the meaning set forth in Section 2.5(b).

     "FINAL CLOSING PRODUCING SCHEDULE OF SETTLEMENTS" has the meaning set forth in Section 2.3(d).

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     "FINAL PRODUCT INVENTORY PURCHASE PRICE" means the sum of Kuparuk Line Fill
(in barrels) multiplied by (Kuparuk Royalty Price plus $0.10) plus TAPS Line
Fill (in barrels) multiplied by (TAPS Royalty Price plus $1.44) plus Tanker
Cargo (in barrels) multiplied by (TAPS Royalty Price plus $3.525).

     "FIRST CLOSING" has the meaning set forth in Section 2.2(a).

     "FIRST CLOSING DATE" has the meaning set forth in Section 2.2(a).

     "FIRST CLOSING SCHEDULE OF SETTLEMENTS" has the meaning set forth in
Section 2.3(a).

     "FIRST CLOSING FINANCIAL STATEMENTS" has the meaning set forth in Section 2.3(a).

     "FTC" means the Federal Trade Commission.

     "GAAP" means United States generally accepted accounting principles.

     "GOVERNMENTAL AUTHORIZATIONS" means all licenses, permits, certificates and other authorizations and approvals of or issued by any Governmental Entity required (i) with respect to any party hereto, to perform their respective obligations hereunder and (ii) with respect to any of the Companies, to carry on its business substantially as currently conducted under applicable Law.

     "GOVERNMENTAL ENTITY" means any foreign, federal, state, local, municipal, county, borough, or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar entity (including any branch, department or official thereof).

     "GUARANTEES" has the meaning set forth in Section 5.7(b).

     "GOVERNMENT ANTITRUST ENTITY" has the meaning set forth in Section 5.4(d).

     "HAZARDOUS SUBSTANCES" means any substance listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-product thereof.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "INDEMNIFIED PARTIES" has the meaning set forth in Section 8.3.

     "INDEMNIFYING PARTY" has the meaning set forth in Section 8.4.

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     "INITIAL PIPELINE ASSETS PURCHASE PRICE" has the meaning set forth in
Section 2.1.

     "INITIAL PRODUCING AND MARINE ASSETS PURCHASE PRICE" has the meaning set forth in Section 2.1.

     "KEY PERSONNEL" has the meaning set forth in Schedule 5.6, Section 8.

     "KNOWLEDGE OF SELLERS" or "SELLERS' KNOWLEDGE" means the actual knowledge of those persons set forth on Schedule 1.1(E) of the Disclosure Schedule.

     "KUPARUK" has the meaning set forth in the Recitals.

     "KUPARUK LINE FILL" means the barrels of Alaska North Slope oil and natural gas liquids owned by ARCO, determined as of 11:59 P.M. (Alaska Time) on the First Closing Date, that are contained between the inlet of Kuparuk's pipeline system and the inlet of TAPS Pump Station No. 1.

     "KUPARUK ROYALTY PRICE" means the weighted average royalty price per barrel paid by ARCO Alaska for production attributable to the Kuparuk River Unit for the production month in which the First Closing occurs, as initially published in the Monthly Royalty Report by the State of Alaska.

     "KUPARUK SHARES" has the meaning set forth in the Recitals.

     "LAW" means any foreign, federal, state or local law, statute, ordinance, directive, rule, regulation, order, judgment, decree, injunction or other legally binding obligation imposed by a Governmental Entity.

     "LONG-TERM SUPPLY CONTRACT" has the meaning set forth in Section 5.14.

     "LOSSES" has the meaning set forth in Section 8.2.

     "MARINE COMPANIES" means, collectively, AMI and ARCO Marine.

     "MARINE EMPLOYEES" shall mean current and former employees of ARCO
Marine for whom Sellers retain any liability pursuant to Schedule 5.6, Section
13.

     "MARINE FINANCIAL STATEMENTS" has the meaning set forth in Section 3.7.

     "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the financial condition, business, assets or results of operations of the Companies taken as a whole, but shall exclude any effect resulting from any change after the date of this Agreement (i) in Law or interpretations thereof, (ii) in economic or business conditions generally, (iii) in the oil and gas industry generally or (iv) arising out of the announcement of this Agreement or the consummation of the transactions contemplated hereby.

     "MATERIAL CONTRACT" means any Contract to which any Company is a party that would be considered a "Material Contract" of the Companies under Item 601(b) of Regulation S-K promulgated under the Securities Act and the Exchange Act if all of the Companies, taken together, constituted a reporting company under the Exchange Act.

     "MERGER AGREEMENT" has the meaning set forth in the Recitals.

     "NECESSARY CONSENT" has the meaning set forth in Section 2.4(c).

     "NET REVENUE INTEREST BARRELS" has the meaning set forth in Section
2.8(c).

     "NON-UNIT RESERVE PITS" means the reserve pit sites associated with the Producing Properties other than the Unit Reserve Pits.

     "NORM" means naturally occurring radioactive materials.

     "NOTICE PERIOD" has the meaning set forth in Section 8.4.

     "OLIKTOK" has the meaning set forth in the Recitals.

     "OLIKTOK SHARES" has the meaning set forth in the Recitals.

     "ORDER" has the meaning set forth in Section 5.4(d).

     "PERMITTED ENCUMBRANCES" means any and all of the following:

     (a)  the obligations of ARCO Alaska under the Alignment Agreement;

     (b)  any consents to assignment required under Contracts set forth on
Schedule 3.6;

     (c) preferential rights to purchase affecting any of the Shares or the Conveyed Properties described in Section 2.7;

     (d) rights to consent by, required notices to, and filings with any Governmental Entity associated with the conveyance of the Shares or Conveyed Properties;

     (e) rights reserved to or vested by Law in a Governmental Entity having jurisdiction to control or regulate any of the Companies or Properties in any manner whatsoever, and all Laws of such Governmental Entities;

     (f) obligations and restrictions to which any Company or its Properties are subject under the Charter, the Provisional Consent Order or the State Consent Order;

     (g) the terms and conditions of the unitizations, communitizations, poolings, agreements, instruments, licenses and permits affecting the Properties;

     (h) liens for taxes or assessments not yet delinquent or, if delinquent, are being contested by a Seller or a Company in good faith in the ordinary course of business;

     (i) liens of operators relating to obligations not yet delinquent or, if delinquent, are being contested by a Seller or a Company in good faith in the ordinary course of business; and

     (j)  the matters referenced on Schedule 3.8(a) and Schedule 3.8(b).

     "PERSON" means an individual, a corporation, a partnership, an association, a limited liability company, a trust or other entity or organization, including any Governmental Entity.

     "PERSONNEL" has the meaning set forth in Schedule 5.6, Section 1.

     "PIPELINE ADJUSTMENT PAYMENT" has the meaning set forth in Section
2.5(c).

     "PIPELINE ASSETS" means, collectively, the ATAI Shares, the Kuparuk Shares, the Oliktok Shares, the Alpine Shares, the CIPC Shares, the AMI Conveyed Contract and the Alpine Rights-of-Way.

     "PIPELINE ASSETS PURCHASE PRICE" has the meaning set forth in Section 2.1.

     "PIPELINE COMPANIES" means, collectively, ATAI, Kuparuk, Oliktok, Alpine and CIPC.

     "PIPELINE ESTIMATED ADJUSTMENT" has the meaning set forth in Section 2.4(b)(iii).

     "PIPELINE FINANCIAL STATEMENTS" has the meaning set forth in Section
3.7.

     "POST-CLOSING PERIOD" means (i) with respect to the Producing Companies, UTP Holdings, the Product Inventory and the AMI Conveyed Properties, each taxable period that starts after the First Closing Date and, in the case of a taxable period beginning before and ending after the First Closing Date, the portion of such period beginning after the First Closing Date, (ii) with respect to ARCO Marine, each taxable period that starts after the ARCO Marine Transfer Date and, in the case of a taxable period beginning before and ending after the ARCO Marine Transfer Date, the portion of such period beginning after the ARCO Marine Transfer Date, (iii) with respect to the Pipeline Companies, CIPC and the Alpine Rights-of-Way, each taxable period that starts after the Second Closing Date and, in the case of a taxable period beginning before and ending after the Second Closing Date, the portion of such period beginning after the Second Closing Date and (iv) with respect to the AMI Conveyed Contract, each taxable period that starts after the applicable Closing Date, and, in the case of a taxable period beginning before and ending after such Closing Date, the portion of such period beginning after such Closing Date.

     "POST-EFFECTIVE TIME PERIOD" means each taxable period that begins after December 31, 1999 and, in the case of a taxable period beginning before and ending after December 31, 1999, the portion of such period beginning after December 31, 1999.

     "PRAIRIE" has the meaning set forth in the Recitals.

     "PRE-CLOSING PERIOD" means (i) with respect to the Producing Companies, UTP Holdings, ARCO Marine, the Product Inventory and the AMI Conveyed Properties, each taxable period that ends on or before the First Closing Date and, in the case of a taxable period beginning before and ending after the First Closing Date, the portion of such period through the end of the First Closing Date, (ii) with respect to ARCO Marine, each taxable period that ends on or before the ARCO Marine Transfer Date and, in the case of a taxable period beginning before and ending after the ARCO Marine Transfer Date, the portion of such period through the end of ARCO Marine Transfer Date, (iii) with respect to the Pipeline Companies, CIPC and the Alpine Rights-of-Way, each taxable period that ends on or before the Second Closing Date and, in the case of a taxable period beginning before and ending after the Second Closing Date, the portion of such period through the end of the Second Closing Date and (iv) with respect to the AMI Conveyed Contract, each taxable period that ends on or before the applicable Closing Date, and, in the case of a taxable period beginning before and ending after such Closing Date, the portion of such period through the end of such Closing Date.

     "PRE-EFFECTIVE TIME PERIOD" means each taxable period that ends on or before December 31, 1999 and, in the case of a taxable period beginning before and ending after December 31, 1999, the portion of such period through the end of December 31, 1999.

     "PREFERENTIAL RIGHT" has the meaning set forth in Section 2.7.

     "PROCESS SAFETY MANAGEMENT" means all processes and activities required to comply with Process Safety Management of Highly Hazardous Chemicals; Explosives and Blasting Agents (29 U.S. Code of Federal Regulations ss. 1910), as amended from time to time.

     "PRODUCING AND MARINE ADJUSTMENT PAYMENT" has the meaning set forth in
Section 2.3(e).

     "PRODUCING AND MARINE ASSETS" means, collectively, the ARCO Alaska Shares, the UTP Holdings Shares, the ARCO Beluga Shares, the ARCO Marine Shares, the AMI Conveyed Properties and the Product Inventory.

     "PRODUCING AND MARINE ASSETS PURCHASE PRICE" has the meaning set forth in
Section 2.1.

     "PRODUCING AND MARINE ESTIMATED ADJUSTMENT" has the meaning set forth in
Section 2.2(b)(vi).

     "PRODUCING COMPANIES" means, collectively, ARCO Alaska, UTA and ARCO
Beluga.

     "PRODUCING FINANCIAL STATEMENTS" has the meaning set forth in Section 3.7.

     "PRODUCING PROPERTIES" means, with respect to ARCO Alaska, UTA and ARCO Beluga, all oil and gas leasehold interests constituting part of the Properties of such Company and all property (whether real, personal or mixed) relating to, situated upon, used or held for use by such Company in connection with the ownership, operation, maintenance or repair of such leasehold interests.

     "PRODUCT INVENTORY" means the Kuparuk Line Fill, the TAPS Line Fill and the Tanker Cargo.

     "PRODUCT INVENTORY PURCHASE PRICE ADJUSTMENT" means the Final Product Inventory Purchase Price minus the Estimated Product Inventory Purchase Price.

     "PROPERTIES" means (i) with respect to each Company, all rights and interests of any kind held by such Company in and to any property, whether real, personal, mixed, contractual or otherwise, (ii) with respect to ARCO, all rights and interests of any kind held by ARCO in and to the Alpine Rights-of-Way; (iii) with respect to AMI, all rights and interests of any kind held by AMI in and to the AMI Conveyed Properties and the AMI Conveyed Contract; and (iv) with respect to ARCO, all rights and interests of ARCO in and to the Product Inventory.

     "PROVISIONAL CONSENT ORDER" means the Decree and Order of the FTC in the matter of BP Amoco and ARCO prior to the entry of a final order in respect thereof.

     "PURCHASE PRICE" has the meaning set forth in Section 2.1.

     "PURCHASER" has the meaning set forth in the Preamble.

     "PURCHASER DEFINED CONTRIBUTION PLAN" has the meaning set forth in Schedule 5.6, Section 3.

     "PURCHASER INDEMNIFIED PARTIES" has the meaning set forth in Section
8.3.

     "PURCHASER PENSION PLANS" has the meaning set forth in Schedule 5.6,
Section 2.

     "PURCHASER SAVINGS PLAN" has the meaning set forth in Schedule 5.6,
Section 4.

     "PURCHASER'S OBJECTION" has the meaning set forth in Section 2.3(b).

     "PURCHASER TAX INDEMNITEE" means the Purchaser and its Subsidiaries and Affiliates (including each Company after the Closing Date applicable to such Company).

     "RCA" has the meaning set forth in Section 2.6(a)(iii).

     "REQUIRED GOVERNMENTAL CONSENTS" means the reports, filings, registrations, notices, consents, approvals, waivers, and authorizations referred to in Section
3.5 (including Schedule 3.5 of the Disclosure Schedule) and Section 4.3.

     "SECOND CLOSING" has the meaning set forth in Section 2.4(a).

     "SECOND CLOSING DATE" has the meaning set forth in Section 2.4(a).

     "SECTION 338(H)(10) ELECTION" has the meaning set forth in Section
5.5(f)(i).

     "SECURITIES ACT" means the United States Securities Act of 1933, as amended.

     "SELLER" and "SELLERS" have the meaning set forth in the Preamble.

     "SELLER INDEMNIFIED PARTIES" has the meaning set forth in Section 8.2.

     "SELLER TAX INDEMNITEE" means Sellers and their Subsidiaries and Affiliates, other than the Companies.

     "SETTLEMENTS" has the meaning set forth in Section 2.3(a).

     "SHARES" has the meaning set forth in the Recitals.

     "SSP" has the meaning set forth in Section 2.8(a).

     "STATE CONSENT ORDER" means the Consent Decree and Final Judgment in the matter of STATE OF CALIFORNIA, STATE OF OREGON AND STATE OF WASHINGTON v. ATLANTIC RICHFIELD COMPANY AND BP AMOCO P.L.C.

     "SUBSIDIARY" means with respect to any Person, any corporation or other entity of which such Person has, directly or indirectly, ownership of securities or other interests having the power to elect a majority of such corporation's Board of Directors (or similar governing body), or otherwise having the power to direct the business and policies of that corporation.

     "TANKER CARGO" means the barrels of Alaska North Slope oil and natural gas liquids owned by ARCO, determined as of 11:59 P.M. (Alaska Time) on the First Closing Date, that are contained on board any tanker that on-loaded its cargo at Valdez and has not begun off-loading such cargo.

     "TAPS" means the Trans Alaska Pipeline System.

     "TAPS LINE FILL" means the barrels of Alaska North Slope oil and natural gas liquids owned by ARCO, determined as of the 11:59 P.M. (Alaska Time) on the First Closing Date based upon the Alyeska Pipeline Service Company Owner Data Reporting System Inventory By Carrier/Owner RPT NO. ODR - 1 and provided by the applicable carriers, that are contained between the inlet of TAPS Pump Station No. 1 and the outlet of the Valdez terminal.

     "TAPS ROYALTY PRICE" means the weighted average royalty price per barrel, calculated excluding gas products and natural gas liquids injected at Kuparuk River Unit paid by ARCO Alaska for the production month in which the First Closing occurs, as initially published in the Monthly Royalty Report by the State of Alaska.

     "TAXES" shall mean all federal, state, local or foreign income, gross receipts, windfall profits, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

     "TAX INDEMNITEE" means either a Purchaser Tax Indemnitee or a Seller Tax Indemnitee.

     "TAX PACKAGE" has the meaning set forth in Section 5.5(c).

     "TAX PROCEEDING" has the meaning set forth in Section 5.5(a)(viii).

     "TAX RESERVES" means amounts payable, accrued liabilities or other amounts owing in respect of Taxes attributable to the operations of any Company.

     "TAX RETURNS" means all reports and returns required to be filed with respect to Taxes.

     "THIRD PARTY CLAIM NOTICE" has the meaning set forth in Section 8.4.

     "THIRD PARTY CLAIMS" means any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including, without limitation, attorneys' fees and costs of litigation), whether known or unknown, that are brought by or owed to a "third party". For the purpose of this definition, the term "THIRD PARTY" shall mean any Person other than the parties hereto; PROVIDED that a claim, demand, suit or cause of action by an officer, director, employee or Affiliate of a party against that Party shall not be a claim, demand, suit or cause of action brought by or owed to a "third party".

     "THIRD PARTY INTELLECTUAL PROPERTY" has the meaning set forth in Section 5.15(e).

     "TRANSITION DATE" has the meaning set forth in Schedule 5.6, Section
12.

     "UNISTAR" means Unistar, Inc., a Delaware corporation.

     "UNIT RESERVE PITS" means the reserve pit sites associated with the Producing Properties that are subject to that certain Stipulation And Final Consent Judgment, dated May 3, 1993, entered in NATURAL RESOURCES DEFENSE COUNCIL INC. v. ARCO ALASKA, INC., No. A88-287 CIV (D. Alaska), as amended, and other reserve pits associated with currently active oil and gas production units in which any Company has a unit interest.

     "UTA" has the meaning set forth in the Recitals.

     "UTA INTERESTS" has the meaning set forth in the Recitals.

     "UTP ENERGY" means Union Texas Petroleum Energy Corporation, a Delaware corporation.

     "UTP HOLDINGS" has the meaning set forth in the Recitals.

     "UTP HOLDINGS SHARES" has the meaning set forth in the Recitals.

     "VALUE" means, with respect to each Field, the specified amount allocated in Schedule 8.9 of the Disclosure Schedule to the Area Participation Percentage in such Field.

     "WARN OBLIGATIONS" has the meaning set forth in Schedule 5.6, Section 9.

     "WTI PRICE" has the meaning set forth in Section 2.8(c).

     "YEAR-END FINANCIAL STATEMENTS" has the meaning set forth in Section 3.7.

          Section 1.2 OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement or the Schedules hereto and, unless otherwise indicated, have such meanings throughout this Agreement.

          Section 1.3 OTHER DEFINITIONAL PROVISIONS. (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (b) Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

          (c) Wherever the word "include," "includes," or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation."

          (d) This Agreement shall be deemed to have been drafted by each party hereto and shall not be construed against any party as the principal draftsperson hereof.

                                   ARTICLE II
             PURCHASE AND SALE OF THE SHARES AND CONVEYED PROPERTIES

          Section 2.1 PURCHASE AND SALE. On the terms and subject to the conditions set forth herein:

          (a) ARCO agrees to sell, transfer, assign, convey and deliver to Purchaser the ARCO Alaska Shares, the ATAI Shares, the Kuparuk Shares, the Oliktok Shares, the Alpine Shares, the ARCO Marine Shares, the UTP Holdings Shares, the CIPC Shares and the Alpine Rights-of-Way;

          (b) CH-20 agrees to sell, transfer, assign, convey and deliver to Purchaser the ARCO Beluga Shares;

          (c) ARCO agrees to cause AMI to sell, transfer, assign, convey and deliver to Purchaser the AMI Conveyed Properties and the AMI Conveyed Contract; and

          (d) ARCO agrees to sell, transfer, assign, convey and deliver to Purchaser the Product Inventory;

and Purchaser agrees to purchase and accept from Sellers and AMI, all of such Shares, Conveyed Properties and Product Inventory, for an aggregate purchase price (the "PURCHASE PRICE") consisting of (i) for the Producing and Marine Assets, $5,724,213,643 (the "INITIAL PRODUCING AND MARINE ASSETS PURCHASE PRICE"), subject to adjustment as provided in Sections 2.3 and 2.8(e) (as so adjusted, the "PRODUCING AND MARINE ASSETS PURCHASE PRICE"), plus, as additional consideration for ARCO Alaska and UTP Holdings, such SSPs as are payable in respect of production occurring after the Cutoff Date pursuant to Section 2.8 and (ii) for the Pipeline Assets, $921,000,000, less the aggregate principal amount of Bonds outstanding as of the close of business on the day prior to the Second Closing Date (the "INITIAL PIPELINE ASSETS PURCHASE PRICE"), less any reduction required pursuant to Section 2.7 and subject to adjustment as provided in Section 2.5 (as so reduced or adjusted, the "PIPELINE ASSETS PURCHASE PRICE").

          Section 2.2 FIRST CLOSING; PRODUCING AND MARINE ASSETS DELIVERY AND PAYMENT.

          (a) The consummation of the purchase and sale of the Producing and Marine Assets other than the ARCO Marine Shares (the delivery of which to Purchaser shall be effected in accordance with Section 2.6(b)(vi)) (the "FIRST CLOSING") shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 10:00 A.M., New York City time, on the later of
(i) the third Business Day following satisfaction or waiver of the conditions set forth in Sections 6.1, 6.2 and 6.3 of this Agreement (other than those conditions that by their terms are to be satisfied at the First Closing, but subject to the satisfaction or waiver at or prior to the First Closing of all such conditions) and (ii) the tenth calendar day following the consummation of the BP Amoco/ARCO Merger, or at such other time and place as the parties hereto may mutually agree, but in no event shall occur before April 3, 2000. The date and time at which the First Closing occurs is sometimes referred to herein as the "FIRST CLOSING DATE".

          (b) At the First Closing:

          (i) ARCO shall deliver to Purchaser certificates evidencing the ARCO Alaska Shares and the UTP Holdings Shares, each duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer and with any requisite stock transfer tax stamps properly affixed thereto;

          (ii) CH-20 shall deliver to Purchaser a certificate or certificatesevidencing the ARCO Beluga Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer and with any requisite stock transfer tax stamps properly affixed thereto;

          (iii) ARCO shall cause AMI to deliver to Purchaser an instrument of sale and assignment, in a form reasonably acceptable to Purchaser, for the AMI Conveyed Properties, the deliveries of which to Purchaser shall be subject to the timing for such deliveries agreed between the parties, as specified in such instrument;

          (iv) ARCO shall deliver or cause its Subsidiaries to deliver to Purchaser a bill of sale, in a form reasonably acceptable to Purchaser, for the Product Inventory;

          (v) ARCO shall deliver or cause to be delivered to Purchaser (A) all documents or other media constituting ARCO Seismic Data and (B) an instrument of sale and assignment, in a form reasonably acceptable to Purchaser, for the ARCO Patents, in each case to be transferred to Purchaser in accordance with Section 5.15; and

          (vi) Purchaser shall pay to Sellers an amount equal to the sum of (A) the Initial Producing and Marine Assets Purchase Price (B) an estimate (expressed as a positive or a negative amount), prepared by Sellers and delivered to Purchaser at least three Business Days prior to the First Closing Date, of any adjustment to the Initial Producing and Marine Assets Purchase Price that will be required in accordance with Section 2.3 (a) through (e) (the "PRODUCING AND MARINE ESTIMATED ADJUSTMENT") and (C) such SSPs as are payable in respect of production occurring from the Effective Time to and including the Cutoff Date pursuant to Section 2.8(e), by wire transfer of immediately available funds to an account or accounts designated in writing not less than two Business Days prior to the First Closing by Sellers to Purchaser. The Initial Producing and Marine Assets Purchase Price shall be allocated among ARCO, CH-20 and AMI as set forth on
     Schedule 2.2(b) of the Disclosure Schedule, subject to such adjustments thereto as may be required by any adjustments to the Initial Producing and Marine Assets Purchase Price in accordance with Section 2.3, which adjustments shall be allocated among ARCO, CH-20 and AMI in the manner agreed by Sellers and Purchaser. The parties agree that the foregoing allocation and those set forth in Section 2.8(f) shall be binding on the Sellers and Purchaser and their respective Affiliates and shall be used by them for all Tax reporting.

          Section 2.3 ADJUSTMENTS TO THE INITIAL PRODUCING AND MARINE ASSETS PURCHASE PRICE.

          (a) Within 120 days following the First Closing Date, Sellers shall prepare and deliver to Purchaser a schedule of Settlements and special purpose audited financial statements (including a balance sheet, income statement and statement of cash flows) for the Producing Companies for the period beginning as of the Effective Date and ending at the close of business on the First Closing Date or, in the case of such balance sheet, as at the close of business on the First Closing Date (a "CLOSING PRODUCING SCHEDULE OF SETTLEMENTS" and "CLOSING PRODUCING FINANCIAL STATEMENTS," respectively) and a schedule of Settlements and special purpose audited financial statements (including a balance sheet, income statement and statement of cash flows) for the Marine Companies for the same period and as at the same date, except that with respect to ARCO Marine, the operations, activities, transactions and accounts will be included only through the ARCO Marine Transfer Date (a "CLOSING MARINE SCHEDULE OF SETTLEMENTS" and "CLOSING MARINE FINANCIAL STATEMENTS," respectively). The Closing Producing Schedule of Settlements and the Closing Marine Schedule of Settlements are referred to herein as the "FIRST CLOSING SCHEDULES OF SETTLEMENTS" and the Closing Producing Financial Statements and the Closing Marine Financial Statements are referred to herein as the "FIRST CLOSING FINANCIAL STATEMENTS". Each of the Closing Producing Financial Statements and the Closing Marine Financial Statements will be prepared in accordance with GAAP, applied in a manner consistent with the accounting principles and methodology used in preparation of the Producing Financial Statements and the Marine Financial Statements, respectively. Each First Closing Schedule of Settlements shall include a line item for "Settlements" for the period covered thereby, and shall be prepared in accordance with the procedures set forth in this Section 2.3(a). Each First Closing Schedule of Settlements shall be accompanied by a report thereon of Ernst & Young LLP that the Settlements have been determined in accordance with this Section 2.3(a). Purchaser shall provide Sellers and their accountants full access to the books and records, any other information, including working papers of its accountants, and to any employees, to the extent necessary for Sellers to prepare the First Closing Schedules of Settlements and the First Closing Financial Statements to be delivered by Sellers. For purposes of this Article II, the term "SETTLEMENTS" means, with respect to the applicable period, the net cash withdrawn from or contributed to the Producing Companies, the Marine Companies or the Pipeline Companies, as applicable, by (i) ARCO, (ii) any Affiliate of ARCO that is not a Company or
(iii) UTP Holdings, including provision for payment of any receivables or payables with ARCO or any Affiliate of ARCO in accordance with past practice. Generally consistent, except as modified by clauses (2), (3), (4), (6) and (9) below, with the "Settlements with ARCO" line on the cash flow statements included in the Year-End Financial Statements described in Section 3.7, Settlements will be determined by the following methodology, which shall constitute a First Closing Schedule of Settlements, or, as applied pursuant to
Section 2.5(a), the Closing Pipeline Schedule of Settlements:

          (1) The base amount shall be net income (loss) before income taxes*;

          (2) Add back any charges* from (A) ARCO, (B) any Affiliate of ARCO that is not a Company or (C) UTP Holdings for employee benefit costs or corporate services included in (1) above;


----------
*    The Schedule of Settlements items set forth in clauses (1), (2),
     (5), (7), (8) and (9) will be determined from the applicable First Closing Financial Statements or the Closing Pipeline Financial Statements, as the case may be.

          (3) Subtract employee benefit costs for benefits provided by (A) ARCO,
     (B) any Affiliate of ARCO that is not a Company or (C) UTP Holdings at the rate of 28% of salaries and wages expense, and charges of $1,200,000 for the Producing Companies, $500,000 for the Pipeline Companies, and $250,000 for the Marine Companies, per month, for corporate services, pro-rated for any partial month periods;

          (4) Adjust by an amount determined as the product of a specified tax rate of 38.5% and net income (loss) before income taxes, as adjusted for
     (2) and (3) above, but without regard to any income or loss relating to any Taxes set forth in Section 5.5(a)(i)(D), (E), (G) or (H), and without regard to any income or loss relating to any extraordinary transaction occurring before the Effective Date;

          (5) Adjust to remove non-cash amounts in (1) above, which will include, but not necessarily be limited to, (A) adjustments to remove the effects of changes in non-cash working capital but not including any income taxes payable or refundable, (B) depreciation, depletion and amortization charges, including non-cash charges for future dismantlement, restoration and abandonment and (C) non-cash dry hole expense*;

          (6) Plus the amount of taxes (other than income taxes) included in the accrued liabilities at December 31, 1999, as shown in the audited Year-End Financial Statements referenced in Section 3.7;

          (7) Plus or minus cash flows from investing activities*;

          (8) Plus or minus cash flows from financing activities* other than activities with (A) ARCO, (B) any Affiliate of ARCO that is not a Company or (C) UTP Holdings;

          (9) (A) Plus any cash investment into or minus any cash withdrawal from the capital construction fund of AMI and (B) plus the amount of any payments (net of any refunds) made by AMI under the AMI Conveyed Contract*; and

          (10) The amount of Settlements shall be computed by subtracting the amount computed in items (1) through (9) from any net change during the period, expressed as a positive (if an increase) or negative (if a decrease) amount, in cash retained in the applicable Company.


--------
*    The Schedule of Settlements items set forth in clauses (1), (2),
     (5), (7), (8) and (9) will be determined from the applicable First Closing Financial Statements or the Closing Pipeline Financial Statements, as the case may be.

          (b) Purchaser shall, within 60 days after the delivery by Sellers of the First Closing Schedules of Settlements, complete its review of Settlements as reflected on each First Closing Schedule of Settlements. Each First Closing Schedule of Settlements shall be binding and conclusive upon, and deemed accepted by, Purchaser unless Purchaser shall have notified Sellers in writing within 60 days after delivery of the First Closing Schedules of Settlements of any good faith objection (a "PURCHASER'S OBJECTION") to any item on such First Closing Schedule of Settlements, PROVIDED that no such objection may be based on
(i) the accounting principles and methodology used in preparation of such First Closing Schedule of Settlements or the related First Closing Financial Statements if such accounting principles and methodology are consistent with the accounting principles and methodology used in preparation of the Producing Financial Statements or the Marine Financial Statements, as the case may be, and the provisions of this Agreement or (ii) the pricing of goods, services, costs and charges between any Company and ARCO or any Affiliate of ARCO to the extent such pricing is consistent with past practice prior to the Effective Date, except as expressly provided in clause (3) of Section 2.3(a). A Purchaser's Objection shall set forth a specific description of the basis of Purchaser's objection and the adjustments to Settlements reflected on each First Closing Statement of Settlements which Purchaser believes should be made. Any items not disputed during the aforementioned 60-day period shall be deemed to have been accepted by Purchaser.

          (c) If Sellers and Purchaser are unable to resolve all of their disputes with respect to either First Closing Schedule of Settlements within 15 days following Sellers' receipt of Purchaser's Objection pursuant to Section 2.3(b), they shall refer their remaining differences to Deloitte & Touche or another internationally recognized firm of independent public accountants as to which Sellers and Purchaser mutually agree (the "CPA FIRM") for decision as to whether, insofar as it relates to the unresolved elements of the Purchaser's Objection, the First Closing Schedule of Settlements that is the subject of the Purchaser's Objection was prepared in accordance with the procedure set forth in
Section 2.3(a), or whether the relevant First Closing Financial Statements on which such First Closing Schedule of Settlements was based present fairly in accordance with GAAP, applied in a manner consistent with the accounting principles and methodology used in preparation of the Producing Financial Statements or Marine Financial Statements, as the case may be, the financial position, results of operations and cash flows of the entities included therein for the periods presented, which decision shall be final and binding on the parties. Any unresolved element of Purchaser's Objection shall be submitted to the CPA Firm only if such element individually would have an effect on the Producing and Marine Adjustment Payment exceeding $250,000 if resolved in Purchaser's favor, and then only if the total effect on the Producing and Marine Adjustment Payment of all unresolved elements of Purchaser's Objection taken together would exceed $2,000,000 if all such elements were resolved in Purchaser's favor. Otherwise, each First Closing Schedule of Settlements, as adjusted pursuant to any agreement between the parties, shall be deemed accepted by Purchaser. The procedure and schedule under which any dispute shall be submitted to the CPA Firm shall be as follows:

          (i) Within 15 days following a Purchaser's Objection under Section 2.3(b), Purchaser shall submit any unresolved elements of its objection to the CPA Firm in writing, supported by any documents and/or affidavits upon which it relies. Failure to do so shall constitute a withdrawal by Purchaser of Purchaser's Objection with respect to any unresolved element to which such failure relates.

          (ii) Within 15 days following Purchaser's submission of the unresolved elements of Purchaser's Objection as specified in clause (i) above, Sellers shall submit their response to the CPA Firm in writing, supported by any documents and/or affidavits upon which it relies.

          (iii) The CPA Firm shall deliver its written opinion within 20 days following its receipt of the information provided for in clauses (i) and
     (ii) above, or such longer period of time as the CPA Firm determines is necessary. Sellers and Purchaser shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the applicable First Closing Schedules of Settlements and all other items reasonably requested by the CPA Firm.

Each party shall deliver to the other a copy of all material submitted to the CPA Firm within one Business Day after such material is so submitted. Any expenses relating to the engagement of the CPA Firm shall be shared equally by Sellers and Purchaser. Sellers and Purchaser shall each bear the fees of their respective accountants incurred in connection with the review and determination contemplated by this Section 2.3(c).

          (d) Each of the Closing Producing Schedule of Settlements and the Closing Marine Schedule of Settlements shall become final and binding on the parties upon the earliest of (i) if no Purchaser's Objection has been given with respect to such First Closing Schedule of Settlements, the expiration of the period within which Purchaser must make its objection pursuant to Section 2.3(b), (ii) agreement in writing by Sellers and Purchaser that such First Closing Schedules of Settlements, together with any modifications thereto agreed by Sellers and Purchaser, shall be final and binding, (iii) the deemed withdrawal of the last unresolved element of Purchaser's Objection in accordance with Section 2.3(c)(i), and (iv) the date on which the CPA Firm shall issue its written determination with respect to any dispute relating to such First Closing Schedules of Settlements. Each of the Closing Producing Schedule of Settlements and the Closing Marine Schedule of Settlements, in each case as submitted by Sellers if no timely Purchaser's Objection has been given or as adjusted pursuant to any agreement between the parties or as determined pursuant to the decision of the CPA Firm, when final and binding on all parties, is herein referred to as the "FINAL CLOSING PRODUCING SCHEDULE OF SETTLEMENTS" and the "FINAL CLOSING MARINE SCHEDULE OF SETTLEMENTS," respectively.

     (e) Within 10 Business Days following issuance of the Final Closing Producing Schedule of Settlements and the Final Closing Marine Schedule of Settlements, respectively, the net adjustment payment payable pursuant to this
Section 2.3(e) (the "PRODUCING AND MARINE ADJUSTMENT PAYMENT") shall be paid by wire transfer of immediately available funds to a bank account designated by Sellers or Purchaser, as the case may be. The Producing and Marine Adjustment Payment shall be equal to (i) the sum of the amounts (whether positive or negative) shown as Settlements on the Final Closing Producing Schedule of Settlements and the Final Closing Marine Schedule of Settlements, respectively, minus (ii) the Producing and Marine Estimated Adjustment, in the case of each of
(i) and (ii), expressed as a positive or negative amount. The Producing and Marine Adjustment Payment shall be payable by Purchaser to Sellers, if positive, and by Sellers to Purchaser, if negative.

     (f) As soon as reasonably practicable, but in no event later than 90 days after the First Closing Date, ARCO will deliver to Purchaser a statement that sets forth ARCO's determination of the Product Inventory Purchase Price Adjustment. ARCO will provide Purchaser access during ARCO's regular business hours to records necessary for Purchaser to conduct a review of such statement. As soon as reasonably practicable, but in no event later than 30 days after Purchaser receives such statement, Purchaser may deliver to ARCO a written report containing the changes that Purchaser proposes to be made to the statement. If Purchaser fails to timely deliver the written report to ARCO containing changes Purchaser proposes to be made to such statement, such statement as delivered by ARCO will be deemed to be correct and will be final and binding on the parties and not subject to further review, audit or adjustment. As soon as practicable, but in no event later than 30 days after ARCO receives Purchaser's written report, the parties shall meet and undertake to agree on the final adjustments to the statement. If the parties fail to agree on the final adjustments to the statement within the 30-day period, either party may submit the dispute to the CPA Firm for resolution. If neither party submits the dispute to the CPA Firm for resolution within such 30-day period, the statement delivered by ARCO will be deemed to be correct and will be final and binding on the parties and not subject to further review, audit or adjustment. In resolving any dispute, the CPA Firm shall limit its review to verifying the Kuparuk Royalty Price, TAPS Royalty Price, Kuparuk Line Fill (in barrels), TAPS Line Fill (in barrels), Tanker Cargo (in barrels), and Final Product Inventory Purchase Price. The parties shall direct the CPA Firm to resolve the disputes within 60 days after having the relevant materials submitted for review. The decision of the CPA Firm shall be binding on and non-appealable by the parties. If the Product Inventory Purchase Price Adjustment is negative, then ARCO shall pay Purchaser an amount equal to the Product Inventory Purchase Price Adjustment, and if the Product Inventory Purchase Price Adjustment is positive, then Purchaser shall pay ARCO an amount equal to the Product Inventory Purchase Price Adjustment. Any amounts owed by one party to the other as a result of the review process will be paid by wire transfer of immediately available funds to a bank account designated by ARCO or Purchaser, as the case may be, within 30 days after the date when the statement delivered by ARCO to Purchaser becomes final and binding on the parties, final adjustments to the statement are agreed upon by ARCO and Purchaser or they receive the decision of the CPA Firm.

          Section 2.4   SECOND CLOSING; PIPELINE ASSETS DELIVERY AND PAYMENT.

          (a) The consummation of the purchase and sale of the Pipeline Assets (the "SECOND CLOSING"; each of the First Closing and the Second Closing being referred to herein as a "CLOSING") shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 10:00 A.M., New York City time, on the third Business Day following satisfaction or waiver of the conditions set forth in Section 6.4 of this Agreement (other than those conditions that by their terms are to be satisfied at the Second Closing, but subject to the satisfaction or waiver at or prior to the Second Closing of all such conditions), or at such other time and place as the parties hereto may mutually agree. The date and time at which the Second Closing occurs is sometimes referred to herein as the "SECOND CLOSING DATE".

          (b) At the Second Closing,subject to the provisions of Section 2.4(c):

          (i) ARCO shall deliver to Purchaser (A) certificates evidencing the ATAI Shares, the Kuparuk Shares, the Oliktok Shares, the Alpine Shares and the CIPC Shares, each duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer and with any requisite stock transfer tax stamps properly affixed thereto, and (B) an instrument or instruments of transfer, assignment and conveyance, in a form to be reasonably acceptable to Purchaser, sufficient to transfer, assign and convey to Purchaser the Alpine Rights-of-Way;

          (ii) ARCO shall cause AMI to execute and deliver to Purchaser, and Purchaser shall execute and deliver to AMI, an instrument of assignment and assumption, in a form reasonably acceptable to ARCO and Purchaser, for the AMI Conveyed Contract; and

          (iii) Purchaser shall pay to Sellers an amount equal to the sum of (A) the Initial Pipeline Assets Purchase Price, less any reduction required pursuant to Section 2.7, and (B) an estimate (expressed as a positive or a negative amount), prepared by Sellers and delivered to Purchaser at least three Business Days prior to the Second Closing Date, of any adjustment to the Initial Pipeline Assets Purchase Price as of the Second Closing Date that will be required in accordance with Section 2.5 (the "PIPELINE ESTIMATED ADJUSTMENT"), by wire transfer of immediately available funds to an account or accounts designated in writing not less than two

     Business Days prior to the Second Closing by Sellers to Purchaser. The Initial Pipeline Assets Purchase Price shall be allocated among the Pipeline Assets as set forth on Schedule 2.4(b) of the Disclosure Schedule, subject to such adjustments thereto as may be required by any adjustments to the Initial Pipeline Assets Purchase Price in accordance with Section 2.5, which adjustments shall be allocated among the Pipeline Assets in the manner agreed by Sellers and Purchaser. The parties agree that the foregoing allocation shall be binding on the Sellers and Purchaser and their respective Affiliates and shall be used by them for all Tax reporting.

          (c) In the event that all Required Governmental Consents and any other consent or waiver of any third party necessary for the sale, transfer, assignment, conveyance and delivery of the Pipeline Assets (each, a "NECESSARY CONSENT") shall have been obtained except that a Preferential Right shall have been exercised in respect of the ATAI Shares (or the underlying Properties) or the CIPC Shares, the sale, transfer, assignment, conveyance and delivery of all Pipeline Assets other than the Shares in respect of which, or in respect of the underlying Properties of which, a Preferential Right was exercised shall proceed in accordance with Section 2.4(b), PROVIDED that (i) the Shares in respect of which, or in respect of the underlying Properties of which, the Preferential Right was exercised will not be sold, transferred, assigned, conveyed or delivered to Purchaser and the parties shall have no further obligation to each other with respect to the same except as provided in Section 2.7, (ii) the Initial Pipeline Assets Purchase Price shall be reduced as provided in Section
2.7 and (iii) the Pipeline Estimated Adjustment shall exclude any estimated Settlements with respect to such Shares.

     Section 2.5  ADJUSTMENTS TO THE PIPELINE ASSETS PURCHASE PRICE.

          (a) Within 120 days following the Second Closing Date, Sellers shall prepare and deliver to Purchaser a schedule of Settlements and audited special purpose financial statements (including a balance sheet, income statement and statement of cash flows) for the Pipeline Companies for the period beginning as of the Effective Date and ending at the close of business on the Second Closing Date or, in the case of such balance sheet, as at the close of business on the Second Closing Date (a "CLOSING PIPELINE SCHEDULE OF SETTLEMENTS" and "CLOSING PIPELINE FINANCIAL STATEMENTS," respectively). The Closing Pipeline Financial Statements will be prepared in accordance with GAAP, applied in a manner consistent with the accounting principles and methodology used in preparation of the Pipeline Financial Statements. The Closing Pipeline Schedule of Settlements shall include a line item for Settlements for the period covered thereby and shall be prepared in accordance with the procedures set forth in Section 2.3(a) to the extent applicable to the Pipeline Companies. The Closing Pipeline Schedule of Settlements shall be accompanied by a report thereon of Ernst & Young LLP that the Settlements have been determined in accordance with Section 2.3(a) to the extent applicable to the Pipeline Companies. Purchaser shall provide ARCO and its accountants full access to the books and records, any other information, including working papers of its accountants, and to any employees, to the extent necessary for ARCO to prepare the Closing Pipeline Schedule of Settlements and the Closing Pipeline Financial Statement delivered by Sellers. "Settlements" has the meaning described in Section 23(a).

          (b) Purchaser shall, within 60 days after the delivery by ARCO of the Closing Pipeline Schedule of Settlements, complete its review of Settlements as reflected on the Closing Pipeline Schedule of Settlements. The Closing Pipeline Schedule of Settlements shall be binding and conclusive upon, and deemed accepted by, Purchaser unless Purchaser shall have notified ARCO in writing within 60 days after delivery of the Closing Pipeline Schedule of Settlements of any good faith objection to any item on such Closing Pipeline Schedule of Settlements, PROVIDED that no such objection may be based on (i) the accounting principles and methodology used in preparation of such Closing Pipeline Schedule of Settlements or the related Closing Pipeline Financial Statements if such accounting principles and methodology are consistent with the accounting principles and methodology used in preparation of the Pipeline Financial Statements and the provisions of this Agreement or (ii) the pricing of goods, services, costs and charges between any Pipeline Company and ARCO (or any Affiliate of ARCO that is not a Company) to the extent such pricing is consistent with past practice prior to the Effective Date, except as expressly provided in clause (3) of Section 2.3(a). The procedures for the resolution of any such good faith objection (which shall constitute a "Purchaser's Objection") shall be the procedures applicable to a Purchaser's Objection pursuant to Sections 2.3(b), (c) and (d); PROVIDED that any unresolved element of Purchaser's Objection shall be submitted to the CPA Firm only if such element individually would have an effect on the Pipeline Adjustment Payment exceeding $250,000 if resolved in Purchaser's favor, and then only if the total effect on the Pipeline Adjustment Payment of all unresolved elements of Purchaser's Objection taken together would exceed $2,000,000 if all such elements were resolved in Purchaser's favor. Otherwise, each of the Closing Pipeline Schedule of Settlements, as adjusted pursuant to any agreement between the Parties, shall be deemed accepted by Purchaser. The Closing Pipeline Schedule of Settlements, as submitted by ARCO if no timely Purchaser's Objection has been given or as adjusted pursuant to any agreement between the parties or as determined pursuant to the decision of the CPA Firm, when final and binding on all parties, is herein referred to as the "FINAL CLOSING PIPELINE SCHEDULE OF SETTLEMENTS."

          (c) Within 10 Business Days following issuance of the Final Closing Pipeline Schedule of Settlements, the net adjustment payment payable pursuant to this Section 2.5(c) (the "PIPELINE ADJUSTMENT PAYMENT") shall be paid by wire transfer of immediately available funds to a bank account designated by ARCO or Purchaser, as the case may be. The Pipeline Adjustment Payment shall be equal to
(i) the amount shown as Settlements on the Final Closing Pipeline Schedule of Settlements, minus (ii) the Pipeline Estimated Adjustment, in the case of each of (i) and (ii), expressed as a positive or negative amount, plus (iii) the amount of any payments (net of any refunds) made by AMI under the AMI Conveyed Contract during the period beginning on the Effective Date and ending on the Second Closing Date. The Pipeline Adjustment Payment shall be payable by Purchaser to ARCO, if positive, and by ARCO to Purchaser, if negative.

          (d) In the event that the provisions of Section 2.4(c) shall apply in connection with the Second Closing with respect to any of the Pipeline Assets, the provisions of this Section 2.5 shall remain in effect, PROVIDED that the Closing Pipeline Settlement Schedule shall exclude any items attributable to any Pipeline Company the Shares of which will not be sold, transferred, assigned, conveyed or delivered to Purchaser in accordance with Section 2.4(c) and 2.7.

          Section 2.6 ACTIONS PRIOR TO FIRST CLOSING.


          (a) Prior to the date hereof:

          (i) ARCO has filed applications with the Alaska Department of Natural Resources for approval of the assignments of the ARCO Oil and Gas Leases to ARCO Alaska. Upon approval of such assignments, whether before or after the First Closing Date, the effective date for each such assignment will be February 1, 2000;

          (ii) ARCO Alaska has filed an application with the State of Alaska for approval of the transfer of the Alpine Utility Right-of-Way to ARCO; and

          (iii) ARCO Alaska has applied to the Regulatory Commission of Alaska ("RCA") for approval of the transfer of the Certificate of Public Convenience and Necessity relating to the Alpine crude oil pipeline (the "ALPINE CERTIFICATE") to Alpine.

          (b) The parties agree and acknowledge that prior to the First Closing:

          (i) ARCO shall transfer, assign, convey and deliver to ARCO Alaska:
     (A) ARCO's real property interest in the office complex in Anchorage, Alaska more particularly described on Schedule 2.6 of the Disclosure Schedule, (B) the aircraft leases described on Schedule 2.6 of the Disclosure Schedule; and (C) subject to the approval referred to in Section 2.6(a)(i), the ARCO Oil and Gas Leases;

          (ii) Subject to the approval referred to in Section 2.6(a)(ii), ARCO Alaska shall transfer, assign, convey and deliver to ARCO the Alpine Utility Right-of-Way;

          (iii) Subject to the approval referred to in Section 2.6(a)(iii) above, ARCO Alaska shall transfer, assign, convey and deliver to Alpine the Alpine Certificate;

          (iv) ARCO shall cause a restructuring of the holdings of UTP Holdings such that (A) UTP Energy will be liquidated and will distribute all of the capital stock of each of its Subsidiaries to UTP Holdings, after which transactions UTP Holdings will hold directly all of the outstanding UTA Interests; and (B) UTP Holdings will distribute all of its assets (including all of the outstanding shares of common stock of Unistar and the former Subsidiaries of UTP Energy) other than the UTA Interests to ARCO, such that the only asset of UTP Holdings shall be the UTA Interests;

          (v) In conjunction with the restructuring referred to in clause (iv) above, ARCO shall assume the obligations of UTP Holdings under the indentures set forth on Schedule 3.15 and UTP Holdings shall be relieved of all obligations and covenants under the same;

          (vi) Immediately prior to the consummation of the BP Amoco/ARCO Merger, ARCO shall transfer, assign, convey and deliver to Purchaser the ARCO Marine Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer and with any requisite stock transfer stamps properly affixed thereto;

          (vii) Purchaser shall deliver to ARCO an affidavit of citizenship dated as of the ARCO Marine Transfer Date and as of the First Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser in such form as has been accepted by the Maritime Administration, demonstrating that Purchaser is a citizen of the United States within the meaning of Section 2 of the Shipping Act of 1916, as amended, and is qualified under Section 27 of the Merchant Marine Act of 1920, as amended, to engage in United States coastwide trade; and

          (viii) The parties shall take all actions required to be taken prior to the First Closing Date in accordance with Sections 5.21(a) and 5.22 and
     Schedule 5.6, Section 13, of the Disclosure Schedule.

          (c) Immediately prior to the First Closing, ARCO Alaska shall transfer, assign, convey and deliver to ARCO the 150 shares of common stock, par value $1 per share, of CH-20 held by ARCO Alaska. For U.S. federal income tax purposes, such transfer, assignment, conveyance and delivery in conjunction with the subsequent sale of the ARCO Alaska Shares to Purchaser (for which an election under Section 338(h)(10) of the Code will be made by ARCO and Purchaser in accordance with Section 5.5(f)(i)), is intended to be treated as a sale by ARCO Alaska of all its assets (excluding the shares of

CH-20 actually distributed to ARCO as described above), followed by a distribution by ARCO Alaska to ARCO of all its assets (including the aforementioned shares of CH-20) in a complete liquidation to which Section 332 of the Code applies.

          Section 2.7 PREFERENTIAL RIGHTS. ARCO will deliver or cause to be delivered any notices to holders of preferential purchase rights that are required in connection with the sale of the ATAI Shares and CIPC Shares (each, a "PREFERENTIAL RIGHT") (including any notices required due to the reactivation of Preferential Rights that may have previously lapsed), using as the relevant purchase price the portion of the Initial Pipeline Assets Purchase Price allocated to such Shares on Schedule 2.4(b) of the Disclosure Schedule (in the case of the ATAI Shares without regard to any adjustment for the Bonds). If, prior to the Second Closing, a holder of a Preferential Right notifies ARCO that it elects to exercise its rights with respect to the Shares (or underlying Properties of the issuer of such Shares) to which its Preferential Right relates (in accordance with and determined by the agreement creating the Preferential Right), the Shares, the sale of which is subject to such Preferential Right, shall not be sold, transferred, assigned, conveyed or delivered to Purchaser and the Initial Pipeline Assets Purchase Price shall be reduced by the amount allocated to such Shares on Schedule 2.4(b); PROVIDED that, if the Second Closing shall have already occurred in accordance with Section 2.4(c) and thereafter for any reason the purchase and sale of the Shares (or underlying Properties of the issuer of such Shares) subject to the Preferential Right is not or cannot be consummated with the holder of the Preferential Right, ARCO will promptly notify Purchaser and, within ten Business Days after Purchaser's receipt of such notice, subject to receipt of any Necessary Consents, ARCO will sell, transfer, assign, convey and deliver to Purchaser, and Purchaser will purchase and accept from ARCO, such Shares in exchange for the amount allocated to such Shares on Schedule 2.4(b). Such purchase price shall be subject to adjustment based on the application of the methodology set forth in Section 2.5 to such Shares for the period beginning as of the Effective Date and ending at the close of business on the day of the delivery and acceptance of such Shares, or on such other basis as the parties may agree.

          Section 2.8  CONTINGENT PAYMENTS.

          (a) As additional consideration for ARCO Alaska and UTP Holdings, Purchaser shall pay to ARCO, on a monthly basis, Sliding Scale Payments (each, an "SSP") for production from the Producing Properties from the Effective Time through December 31, 2004; PROVIDED, HOWEVER, that Purchaser's total obligation to pay SSPs to Seller shall in no event exceed a total of $500,000,000.00.

          (b) Each SSP shall equal the product of (i) WTI Price minus $25.00 and
(ii) Net Revenue Interest Barrels; provided, however, if the SSP for any given month is a negative number or is zero, no SSP shall be payable for that month.

          (c) For purposes of this Section 2.8: (i) "WTI PRICE" shall mean the average, rounded to four decimal places, of the mid-point Cushing second line as quoted in Platt's for WTI for each business day during the relevant month; IT BEING UNDERSTOOD that (A) the mid-point Cushing second line for any business day shall be equal to the average of the high and the low Cushing second line as quoted in Platt's for WTI for such business day and (B) for purposes of this definition only, the term "business day" shall mean any day on which a Cushing second line is quoted in Platt's for WTI, and (ii) "NET REVENUE INTEREST BARRELS" shall mean total barrels of hydrocarbon liquids produced from the Producing Properties delivered into TAPS Pump Station No. 1 during the relevant month, as reported in the relevant unit operator's off-take reports filed with the State of Alaska, but not including any barrels attributable to royalty obligations except for any royalty obligations which the owner of the Producing Properties may voluntarily incur subsequent to the First Closing. For the avoidance of doubt, any transfer of any Producing Property or part thereof by Purchaser to any Person after the First Closing shall not affect the calculations to be made under this Section 2.8.

          (d) Each SSP shall be calculated on a calendar monthly basis and, except as provided in Section 2.8(e), shall be paid within 10 Business Days following the last day of the relevant month.

          (e) Any SSP obligation for production occurring from the Effective Time to and including the most recent calendar month-end preceding the First Closing Date by at least 10 Business Days (the "CUTOFF DATE") shall be treated as a positive adjustment to the Initial Producing and Marine Assets Purchase Price (in addition to any adjustments calculated in accordance with the terms of Section 2.3) for ARCO Alaska and UTP Holdings and shall be credited against the $500,000,000 maximum amount referred to in Section 2.8(a).

          (f) The SSPs provided by this Section 2.8 shall be allocated to ARCO Alaska and UTP Holdings as agreed by ARCO and Purchaser.


                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Except as otherwise set forth in the disclosure schedule delivered by Sellers to Purchaser on the date of execution of this Agreement, as amended as of April 6, 2000 (the "DISCLOSURE SCHEDULE"), Sellers make the following representations and warranties to Purchaser (it being understood that any representation and warranty made with respect to UTP Holdings, UTA or their respective Properties is not made with respect to any Properties of UTP Holdings that will not be Properties of UTP Holdings after giving effect to the restructuring contemplated by Section 2.6(a)(iv)):

          Section 3.1 ORGANIZATION AND AUTHORITY. Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Seller has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

          Section 3.2 BINDING EFFECT. This Agreement has been duly authorized, executed and delivered by each Seller and constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "BANKRUPTCY AND EQUITY EXCEPTION").

          Section 3.3 ORGANIZATION, QUALIFICATION AND AUTHORITY OF THE COMPANIES. Each Company other than UTA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. UTA is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each Company (a) has all requisite corporate or other power and authority to own, lease or otherwise hold its assets and to carry on its business as currently conducted and (b) is duly qualified to do business and is in good standing as a foreign corporation or limited liability company, as the case may be, in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except where any failures to have such power and authority or to be so qualified or in good standing, as the case may be, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

          Section 3.4 OWNERSHIP OF SHARES AND LLC INTERESTS. ARCO owns all of the Shares other than the ARCO Beluga Shares, of record and beneficially (in the case of the ARCO Marine Shares, only prior to the delivery contemplated by
Section 2.6(b)(vi)), and CH-20 owns all of the ARCO Beluga Shares, of record and beneficially, in each case free and clear of all Encumbrances other than Permitted Encumbrances. With respect to each Company, the Shares or, with respect to UTA, the UTA Interests are, as of the date hereof and as of the applicable Closing Date with respect to such Company, the only shares of capital stock or limited liability company interests, as the case may be, of or in such Company issued and outstanding except that, as of the date hereof, UTP Holdings has 100,000 shares of Series A Cumulative Preferred Stock issued and outstanding. All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable. The UTA Interests have been duly authorized and validly issued and are fully paid. As of the date hereof and as of the applicable Closing Date with respect to each Company, (i) except for this Agreement and the Preferential Rights referred to in Section 2.7, there are no preemptive or other outstanding rights, options, warrants, conversion rights or agreements or commitments of any character relating to the authorized and issued, unissued or treasury shares of capital stock or limited liability company interests, as the case may be, of any of the Companies and no such securities or obligations evidencing any such rights are outstanding and (ii) none of the Companies has any outstanding debt or other securities which are convertible into or exchangeable for, or that give any Person a right to subscribe for or acquire, capital stock or limited liability company interests of any of the Companies. At the applicable Closing, Purchaser will obtain good and marketable title to the Shares delivered at such Closing, free and clear of all Encumbrances other than Permitted Encumbrances.

          Section 3.5 CONSENTS AND APPROVALS. Except for (a) the issuance by the FTC of the Provisional Consent Order, (b) the issuance of the State Consent Order, (c) the termination of the applicable waiting period under the HSR Act,
(d) reports, registrations, filings and/or notices to comply with Environmental Laws and (e) consents, approvals, waivers or authorizations that may be obtained, or reports, registrations, filings or notices that may be made, after the transfer of any Shares or Conveyed Properties, and except as set forth in
Schedule 3.5 of the Disclosure Schedule, no consent, approval, waiver or authorization is required to be obtained by a Seller or any Company from, and no report, registration, filing or notice is required to be given by a Seller or any Company to, or made by a Seller or any Company with, any Governmental Entity in connection with the execution, delivery and performance by Sellers of this Agreement, other than where any failures to obtain such consent, approval, waiver or authorization, or to give or make such report, registration, filing or notice, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect or materially impair or delay a Seller's ability to perform its obligations hereunder.

          Section 3.6 NON-CONTRAVENTION. The execution, delivery and performance by each Seller of this Agreement, and the consummation by each Seller of the transactions contemplated hereby, do not and will not (a) violate any provision of the certificate of incorporation or bylaws (or equivalent constituent documents) of either Seller or any Company, (b) subject to obtaining or making the consents, approvals, waivers, authorizations, reports, registrations, filings and notices referred to in Section 3.5 and obtaining the consents set forth in Schedule 3.6 of the Disclosure Schedule, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any material right or obligation of any Company under, or to a loss of any material benefit to which any Company is entitled under, any Contract to which any Company is a party or, except for any Encumbrance arising under this Agreement, result in the creation of any Encumbrance upon any Shares or Conveyed Properties to be sold, transferred, assigned, conveyed and delivered pursuant to this Agreement or the Properties of any Company, or (c) assuming compliance with the matters set forth in Sections 3.5 and 4.3, to the Knowledge of Sellers, violate or result in a breach of or constitute a default under any Law to which either Seller or any Company is subject, including any Governmental Authorization, other than, in the case of clauses (b) and (c), any conflict, breach, default, termination, cancellation, acceleration, loss, Encumbrance or violation which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect or materially impair or delay either Seller's ability to perform its obligations hereunder.

          Section 3.7 FINANCIAL STATEMENTS. Schedule 3.7 of the Disclosure Schedule contains a copy of the following financial statements: (a) a special purpose unaudited combined balance sheet for the Producing Companies as of December 31, 1999 and 1998, and the related special purpose unaudited combined statements of income and statements of cash flows for each of the years then ended (collectively, the "PRODUCING FINANCIAL STATEMENTS"), (b) a special purpose unaudited combined balance sheet for the Marine Companies as of December 31, 1999 and 1998, and the related special purpose unaudited combined statements of income and statements of cash flows for each of the years then ended (collectively, the "MARINE FINANCIAL STATEMENTS") and (c) a special purpose unaudited combined balance sheet for the Pipeline Companies as of December 31, 1999 and 1998, and the related special purpose unaudited combined statements of income and statements of cash flows for each of the years then ended (collectively, the "PIPELINE FINANCIAL STATEMENTS"and, together with the Producing Financial Statements and the Marine Financial Statements, the "YEAR-END FINANCIAL STATEMENTS").Each of the Year-End Financial Statements has been prepared in accordance with GAAP and presents fairly, in all material respects, the combined financial position, results of operations and cash flows of the Producing Companies (in the case of the Producing Financial Statements), the Marine Companies (in the case of the Marine Financial Statements) and the Pipeline Companies (in the case of the Pipeline Financial Statements) as of their respective dates and for the respective periods then ended, except in each case as may be noted on such Year-End Financial Statements or in the notes thereto and subject, in each case, to such audit adjustments as may be required that will not be material in amount or effect. As soon as available to ARCO after the date hereof, ARCO shall deliver to Purchaser Year-End Financial Statements which have been audited, together with the report thereon of PricewaterhouseCoopers LLP.

          Section 3.8 LITIGATION AND CLAIMS.

          (a) Except as set forth in Schedule 3.8(a) of the Disclosure Schedule, as of the date hereof there is no civil, criminal or administrative action, suit, hearing, proceeding or investigation pending or, to the Knowledge of Sellers, threatened, against any Company or any of its Properties other than those that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

          (b) Except as set forth in Schedule 3.8(b) of the Disclosure Schedule, as of the date hereof no Company is a party or subject to any order, writ, judgment, award or injunction of any Governmental Entity applicable to such Company or any of its Properties other than those that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

          Section 3.9 TAXES. Except for any failure to file or timely pay, adjustment, action, proceeding, waiver, audit, or examination that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect, (a) all Tax Returns that are required to be filed (taking into account applicable extensions) by or with respect to the Companies have been duly and timely filed; (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) and all Taxes for periods ending on or before the date of this Agreement for which Tax Returns have not yet been filed have been timely paid or recorded as Tax Reserves or current liabilities in the Books and Records; (c) no adjustments relating to the Tax Returns referred to in clause (a) have been proposed by the appropriate Governmental Entity; (d) there are no pending or, to the Knowledge of Sellers, threatened actions or proceedings for the assessment or collection of Taxes against the Companies; (e) there are no outstanding waivers or agreements extending the applicable statute of limitations for any period with respect to any Taxes of the Companies; (f) to the Knowledge of Sellers no taxing authorities are presently conducting any audits or other examinations of any Tax Returns referred to in clause (a).

          Section 3.10 COMPLIANCE WITH LAWS. Except as set forth in
Schedule 3.10 of the Disclosure Schedule and except for such matters that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect: (a) each Company is conducting its business in compliance with all applicable Laws, (b) each Company has or is entitled to the benefits of all Governmental Authorizations necessary for the conduct of its business as currently conducted and (c) there are no proceedings pending or, to the Knowledge of Seller, threatened, which would be reasonably likely to result in the revocation, cancellation or suspension of any such Governmental Authorization.

          Section 3.11 CONTRACTS. Schedule 3.11 of the Disclosure Schedule sets forth each Material Contract. Except as set forth on Schedule 3.11 of the Disclosure Schedule, as of the date hereof each Material Contract is a valid and binding agreement of the Seller or the Company party thereto and is in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception. Except as set forth on Schedule 3.11 of the Disclosure Schedule, there exists no default under any Material Contract by either Seller or the applicable Company or, to the Knowledge of Sellers, any other party thereto, which default has not been cured or waived, other than such defaults that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

          Section 3.12 PROPERTIES. The Properties of the Companies and the Conveyed Properties (after giving effect to the transactions contemplated by Section 2.6) to be sold, transferred, assigned, conveyed and delivered pursuant to this Agreement (a)

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

constitute all of the assets and properties, tangible and intangible, of ARCO and its Subsidiaries located in the State of Alaska that are used in, associated with or connected to the business of exploration for and production and transportation of oil, natural gas and other liquid and gaseous hydrocarbons and other minerals conducted by ARCO and its Subsidiaries in the State of Alaska (the "ALASKA BUSINESS") and (b) considered together with the Books and Records, the license and other arrangements contemplated by Section 5.15 and the transitional services to be provided pursuant to Section 5.17, constitute all of the assets and properties, tangible and intangible, including all geological and geophysical data and interpretations and lease bids, wherever located, that are primarily used in, associated with or connected to the Alaska Business.

          Section 3.13 ABSENCE OF CHANGES. Except (x) to the extent arising out of or relating to the transactions contemplated by this Agreement, (y) as set forth on Schedule 3.13 of the Disclosure Schedule or (z) to the extent arising out of or relating to the Charter or, after the Provisional Consent Order has been issued by the FTC, the Provisional Consent Order or, after the State Consent Order has been issued, the State Consent Order, since December 31, 1999,
(i) the respective businesses of each of the Companies has been operated in the ordinary course consistent with past practice, (ii) there has not been any change in the Companies which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect and (iii) no Company has settled, compromised, waived, released or assigned any material rights or claims it has under or in respect of any Material Contract to which such Company is a party.

          Section 3.14 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of either Seller or any of the Companies who is entitled to any fee or commission that is or will be an obligation of any Company in connection with the purchase and sale of the Shares and the Conveyed Properties pursuant to this Agreement.

          Section 3.15 INDEBTEDNESS. As of the Closing Date applicable to such Company, no Company shall have any loans, borrowings or other indebtedness in the nature of borrowings outstanding, in each case where monies are due from any Company, except as reflected in the Financial Statements or as set forth on
Schedule 3.15 of the Disclosure Schedule.

          Section 3.16 EMPLOYEE BENEFITS. No Personnel currently participate in any employee benefit plan that is a multiemployer plan as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or that is otherwise required to be provided to such Personnel pursuant to the terms of any collective bargaining agreement. No severance pay or benefits, pay in lieu of notice, or similar pay or benefits will be owed to any Personnel solely by reason of the consummation of the transactions contemplated hereby. Except as set forth in Schedule 5.3 of the Disclosure Schedule and Exhibit B of Schedule 5.6 of the Disclosure

Schedule, none of the Companies, CIPC or any of their respective Subsidiaries sponsors any employee benefit plan within the meaning of Section 3(3) of ERISA or any other employee benefit plan, program, policy, practices, or other arrangement (collectively, "EMPLOYEE PLANS") providing incentive compensation or benefits to any Personnel.

          Section 3.17 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article III and Section 5.5, none of Seller, the Companies or any other Person makes any other express or implied representation or warranty on behalf of Seller, the Companies or otherwise in respect of the Shares or the Conveyed Properties.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser makes the following representations and warranties to Sellers:

          Section 4.1 ORGANIZATION AND AUTHORITY. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          Section 4.2 BINDING EFFECT. This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes a valid and b inding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          Section 4.3 CONSENTS AND APPROVALS. Other than (a) the approval of the Maritime Administration in connection with Purchaser's acquisition of the ARCO Marine Shares and (b) the termination of the applicable waiting period under the HSR Act, no consent, approval, waiver or authorization is required to be obtained by Purchaser or any of its Affiliates from, and no report, registration, filing or notice is required to be given by Purchaser or any of its Affiliates to or made by Purchaser or any of its Affiliates with, any Governmental Entity in connection with the execution, delivery and performance by Purchaser of this Agreement.

          Section 4.4 NON-CONTRAVENTION. The execution, delivery and performance by Purchaser of this Agreement, and the consummation by Purchaser of the transactions contemplated hereby, do not and will not (a) violate any provision of the certificate of incorporation or by-laws of Purchaser, (b) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any material right or obligation of Purchaser under, or to a loss of any material benefit to which Purchaser is entitled under, any Contract to which Purchaser or any of its Affiliates is a party, or (c) assuming compliance with the matters set forth in Sections 3.5 and 4.3, to the knowledge of Purchaser, violate or result in a breach of or constitute a default under any Law to which Purchaser is subject, including any Governmental Authorization, other than in the cases of clauses (b) and (c), any conflict, breach, default, termination, cancellation, acceleration, loss or violation which, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on Purchaser or materially impair or delay Purchaser's ability to perform its obligations hereunder.

          Section 4.5 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser who is entitled to any fee or commission in connection with the purchase and sale of the Shares and the Conveyed Properties pursuant to this Agreement.

          Section 4.6 FINANCIAL CAPABILITY. On each Closing Date, Purchaser will have available sufficient funds to purchase the Shares and any Conveyed Properties to be sold, transferred, assigned, conveyed and delivered on such Closing Date on the terms and subject to the conditions set forth in this Agreement and to consummate the transactions contemplated for the applicable Closing hereunder. The obligations of Purchaser hereunder are not subject to any conditions regarding the ability of Purchaser to obtain financing for the consummation of the transactions contemplated herein.

          Section 4.7 INVESTIGATION BY PURCHASER. Purchaser acknowledges that it is a sophisticated purchaser of businesses and has been given sufficient access to all information with respect to the Companies and the Conveyed Properties requested by Purchaser and, in entering into this Agreement, has not relied upon anything other than the representations and warranties of Sellers set forth in
Article III and Section 5.5. Purchaser acknowledges that neither Seller nor any other Person shall have any liability with respect to any information with respect to the Companies and the Conveyed Properties made available to Purchaser prior to the date hereof. Purchaser has no knowledge that any representation or warranty of Sellers is inaccurate in any respect.

          Section 4.8 PURCHASER IMPEDIMENTS. There is no civil, criminal or administrative action, suit, hearing, proceeding or investigation pending or, to the knowledge of Purchaser, threatened, or outstanding, order, writ, judgment, award or injunction of any Governmental Entity, against Purchaser or any of its Affiliates that, individually or in the aggregate, would be reasonably likely to impair or delay the ability of Purchaser to obtain the consents, approvals, waivers or authorizations described in Section 4.3 or impair or delay the ability of the parties hereto to consummate the transactions contemplated hereby.

          Section 4.9 SECURITIES ACT. Purchaser is acquiring the Shares for its own account and not with a view to their distribution within the meaning of
Section 2(11)

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

of the Securities Act in any manner that would be in violation of the Securities Act. Purchaser has not, directly or indirectly, offered the Shares to anyone or solicited any offer to buy the Shares from anyone, so as to bring such offer and sale of the Shares by Purchaser within the registration requirements of the Securities Act. Purchaser will not sell, convey, transfer or offer for sale any of the Shares except upon compliance with the Securities Act and any applicable state securities laws or pursuant to any exemption therefrom.

          Section 4.10 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article IV, neither Purchaser nor any other Person makes any express or implied representation or warranty on behalf of Purchaser.

                                   ARTICLE V
                                    COVENANTS

          Section 5.1   ACCESS.

          (a) Prior to the each Closing, Sellers shall permit Purchaser and its representatives to have access, during regular business hours and upon reasonable advance notice, to the personnel and properties of Sellers and the Companies, subject to reasonable rules and regulations of Sellers, and shall, subject to applicable Laws regarding the exchange of information, furnish, or cause to be furnished, to Purchaser such financial and operating data and other information, in each case relating to the Companies and the Conveyed Properties that are the subject of such Closing, as are available and as Purchaser shall from time to time reasonably request, PROVIDED, that the foregoing shall not require Sellers or any Company to permit any inspection, or to disclose any information, that in the reasonable judgment of Sellers or such Company, would
(i) result in the disclosure of any trade secrets of third parties or the loss of any applicable attorney-client privilege or (ii) violate any of its obligations with respect to confidentiality if Sellers or the Company, as the case may be, shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure, PROVIDED, FURTHER, that Purchaser and its representatives shall not conduct any on-site tests or sampling or any boring, digging, drilling or other physical intrusion on or into the properties of the Companies. All requests for information made pursuant to this Section shall be directed to an executive officer of ARCO, or such Person as may be designated by such executive officer. All such information shall be governed by the terms of the Confidentiality Agreement.

          (b) All information that relates to Sellers or any of their Affiliates (other than the Companies) that is provided, conveyed, obtained or furnished to Purchaser or Purchaser's representatives or that Purchaser or Purchaser's representatives otherwise obtain in the course of Purchaser's investigation of the Companies, together with any reports, analyses, compilations, memoranda, notes and any other writings prepared by Purchaser or Purchaser's representatives which contain, reflect or are based upon any such information ("CONFIDENTIAL INFORMATION"), shall be kept strictly confidential by Purchaser and Purchaser's representatives after the Closings. Purchaser agrees that, in the event it or any its representatives are required to disclose any Confidential Information (i) in connection with any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (ii) in order, in the opinion of Purchaser's outside counsel, to avoid violating the federal securities laws, Purchaser will in advance of such disclosure provide Sellers with prompt notice of such requirement(s). Purchaser also agrees, to the extent legally permissible, to provide Sellers, in advance of any such disclosure, with copies of any such information Purchaser intends to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with Sellers to the extent Sellers may seek to limit such disclosure. If, in the absence of a protective order or receipt of a waiver from Sellers after a request in writing therefor is made by Purchaser (such request to be made as soon as practicable to allow Sellers a reasonable amount of time to respond thereto), Purchaser or its representatives are legally required to disclose such information to any tribunal or in order to comply with the federal securities laws, Purchaser or its representatives may disclose such portion of such information which Purchaser, in the opinion of Purchaser's outside counsel, is legally required to disclose so long as Purchaser exercises its best efforts to obtain assurances that the information so disclosed will be kept confidential by any recipient(s).

          (c) In the event of termination of this Agreement, Purchaser shall promptly deliver to Sellers, or certify to Sellers that it has destroyed, all documents, work papers and other material obtained by Purchaser or on its behalf from Sellers, the Companies or any of their respective agents, employees or representatives as a result hereof or in connection herewith, whether so obtained before or after the execution hereof.

          Section 5.2 RETENTION OF RECORDS. Purchaser shall retain, and cause its Affiliates to retain, all Books and Records relating to the conduct of the businesses of the Companies and the operation of the Properties prior to the applicable Closing Date with respect to such Companies or Properties for a period of at least six years from the date hereof. Upon reasonable notice to Purchaser and with Purchaser's prior consent, which consent Purchaser will not withhold or delay unreasonably, Sellers may inspect and make copies of any such records for any reasonable purpose during business hours; PROVIDED that Sellers shall have no right to inspect or copy any competitively sensitive information unless Sellers shall demonstrate to the reasonable satisfaction of Purchaser that reasonable safeguards designed to prevent the disclosure of such sensitive information have been established. No such Books and Records shall be destroyed by Purchaser without first advising Sellers in writing and giving Sellers a reasonable opportunity to obtain possession thereof.

          Section 5.3 CONDUCT OF BUSINESS. During the period from the date hereof to the applicable Closing in respect of each Company, except as otherwise contemplated by this Agreement, as required by Law or as Purchaser shall otherwise consent to in writing (which consent shall not be unreasonably withheld or delayed), each Seller covenants and agrees that it shall cause each such Company to operate its respective business in the ordinary course consistent with past practice and to preserve intact the business and relationships of such Company with third parties; PROVIDED that no action permitted by the next succeeding sentence shall be deemed to violate this provision. During the period from the date hereof to the applicable Closing in respect of each Company, except (a) as otherwise contemplated by this Agreement or the capital budget of ARCO Alaska for the fiscal year 2000 previously made available to Purchaser and any capital budget for the fiscal year 2001 (which shall not provide for capital expenditures in excess of 10% in excess of the amounts set forth in the fiscal year 2000 capital budget), (b) as required by Law (including the Provisional Consent Order, any final order of the FTC in respect thereof and the State Consent Order) or the Charter or (c) as Purchaser shall otherwise consent, each Seller covenants and agrees that it shall use its reasonable best efforts to cause each such Company not to:

          (i) approve any new capital expenditures in excess of 10% over the amount budgeted for such expenditures in the capital budgets hereinabove referenced;

          (ii) (x) incur, create or assume any material Encumbrance on any Property other than Permitted Encumbrances, or (y) dispose of any capital assets if the greater of the book value and the fair market value of such capital assets exceeds $15,000,000 in the aggregate;

          (iii) incur or assume any material indebtedness for money borrowed or guarantee any such obligations other than (A) any loans from such Seller or an Affiliate of such Seller or (B) indebtedness under existing lines of credit in amounts consistent with past practice;

          (iv) enter into any material transaction other than as disclosed on
     Schedule 5.3 of the Disclosure Schedule or in the ordinary course of business consistent with past practice;

          (v) other than as disclosed on Schedule 5.3 of the Disclosure Schedule, as required by Law or existing agreements or as is consistent with the conduct of its normal business, grant any salary or wage increases that in the aggregate would be material to the Companies, or modify or amend any benefit plan in any way that materially increases the amount of the liability attributable to such Company in respect of such plan or grant any benefit to Personnel that would become payable as a result of the transactions contemplated hereby;

          (vi) amend its certificate of incorporation or by-laws or equivalent constituent documents;

          (vii)issue or sell any Shares, limited liability company interests or other equity securities to anyone other than such Seller, or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any Shares, limited liability company interests or other equity securities, or enter into any agreement obligating it to do any of the foregoing;

          (viii)declare or set aside for payment any dividends to be paid after the applicable Closing; and

          (ix) enter into any Affiliate Transaction other than as disclosed on
     Schedule 5.3 of the Disclosure Schedule or in the ordinary course of business.

          Section 5.4 FILINGS; OTHER ACTIONS; NOTIFICATIONS.

          (a) Sellers and Purchaser shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect or obtain as soon as practicable all consents, approvals, waivers, authorizations, reports, registrations, filings and notices necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated hereby.

          (b) Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, Sellers and Purchaser shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Sellers or Purchaser, as the case may be, and any of their respective Affiliates, that appear in any statement, filing, notice or application made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of Sellers and Purchaser shall act reasonably and as promptly as practicable.

          (c) Subject to applicable Laws and the preservation of any applicable attorney-client privilege, the Sellers and Purchaser each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Provisional Consent Order, any final order of the FTC in respect thereof, the State Consent Order, the Charter and any statement, filing, notice or application made by or on behalf of Sellers, the Companies or Purchaser or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement.

          (d) Without limiting the generality of the undertakings pursuant to this Section 5.4, each Seller and Purchaser agrees to take or cause to be taken the following actions: (i) provide promptly to any Governmental Entity with jurisdiction over enforcement of any applicable Competition Laws ("GOVERNMENT ANTITRUST ENTITY") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, (ii) contest and resist any action seeking to have imposed any order, decree, judgment, injunction, ruling or other order (whether temporary, preliminary or permanent) other than the Provisional Consent Order, any final order of the FTC in respect thereof and the State Consent Order (an "ORDER"), that would materially delay, restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby; it being understood that in the event that any such temporary or preliminary Order is entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or materially delay consummation of the transactions contemplated by this Agreement, each Seller and Purchaser agrees to use its reasonable best efforts to take promptly any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause
(i) of this paragraph) necessary to vacate, modify or suspend such Order so as to permit such consummation and (iii) use its reasonable best efforts to take all action necessary or reasonably required in order for ARCO and BP Amoco to obtain and to comply with the Provisional Consent Order, any final order of the FTC in respect thereof, the State Consent Order and the Charter and to consummate the transactions contemplated hereby in a manner consistent with the Provisional Consent Order, any final order of the FTC in respect thereof, the State Consent Order and the Charter, PROVIDED, that no party shall be required to take any such action if the result of such action would be to affect materially and adversely the economic benefits reasonably expected to be derived by such party from the consummation of the transactions contemplated hereby

          Section 5.5 TAX MATTERS.

          (a) LIABILITY FOR TAXES AND RELATED MATTERS.

          (i) LIABILITY FOR TAXES. Sellers shall pay or cause to be paid, and shall indemnify each Purchaser Tax Indemnitee and fully protect, save and hold each Purchaser Tax Indemnitee harmless from and against the following:
     (A) any Tax imposed upon or relating to the Sellers (other than in respect of the Companies, the AMI Conveyed Properties, the AMI Conveyed Contract, the Alpine Rights-of-Way, the Product Inventory or CIPC) for any period (whether before or after any Closing Date), including any such Tax for which the Purchaser or a Company may be liable under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; (B) any consolidated, combined or unitary Taxes (other than in respect of the Companies, the AMI Conveyed Properties, the AMI Conveyed Contract, the Alpine Rights-of-Way, the Product Inventory or CIPC) of any group of which any of the Sellers, BP Amoco or any of their respective Affiliates is a member or is the common parent; (C) any consolidated, combined or unitary Taxes imposed upon or relating to any of the Companies, the AMI Conveyed Properties, the AMI Conveyed Contract, the Alpine Rights-of-Way, the Product Inventory or CIPC for any Pre-Closing Period; (D) any Taxes resulting from or arising out of any transaction set forth in Section 2.6 of this Agreement or otherwise contemplated hereunder or any other transaction undertaken in any Pre-Closing Period by any of the Sellers or the Companies or any of their Affiliates outside of the ordinary course of business; (E) any Taxes imposed upon or relating to UTP Energy, Unistar or any Subsidiary, entity, Property or asset held directly or indirectly by UTP Holdings prior to the restructuring set forth in Section 2.6(b)(iv) that will not be so held after such restructuring; (F) any Taxes imposed upon or relating to any of the Companies, the AMI Conveyed Properties, the AMI Conveyed Contract, the Alpine Rights-of-Way or CIPC for the Pre-Effective Time Period (regardless of when such Taxes are paid) and any Taxes imposed upon or relating to the Product Inventory for the Pre-Closing Period (regardless of when such Taxes are paid); (G) any Taxes resulting from or arising out of any Section 338(h)(10) Election; (H) any Tax (and any interest pursuant to Code Section 7518(g)(3)(C)(ii)) arising from or relating to the "capital construction fund" of ARCO or any of its Affiliates; (I) any Losses arising from a deemed termination, if any, under Section 708(b)(1)(B) of the Code, of any tax partnership resulting from the transactions contemplated hereby to the extent such Losses are asserted by a third party partner in such tax partnership; (J) any Taxes resulting from any breach of any representation or warranty of Sellers contained in Section 5.5(j) of this Agreement; (K) royalty claims and severance Taxes for production through and including December 31, 1999 (regardless of when such amounts are paid); (L) any Tax imposed on any Purchaser Tax Indemnitee as a result of structuring any transaction as a like-kind exchange pursuant to Section 5.5(g); and (M) any Taxes resulting from or arising out of Section 5.22(d) or any of the transactions set forth therein. Sellers shall be entitled to any refund of Taxes to the extent that such refund relates to a Tax liability paid by the Sellers under this Section 5.5(a)(i);

          (ii) Purchaser shall, except to the extent that such Taxes or other amounts are the responsibility of Sellers under Section 5.5(a)(i) or otherwise hereunder, pay or cause to be paid, and shall indemnify each Seller Tax Indemnitee and fully protect, save and hold each Seller Tax Indemnitee harmless from and against all Taxes imposed upon or relating to the Companies, the AMI Conveyed Properties, the AMI Conveyed Contract, the Alpine Rights-of-Way, the Product Inventory or CIPC. Purchaser shall be entitled to any refund relating to the Companies, the AMI Conveyed Properties, the AMI Conveyed Contract, the Alpine Rights-of-Way, the Product Inventory or CIPC, except to the extent Sellers are entitled to such refund under Section 5.5(a)(i).

          (iii) In the case of any indemnified Tax which a Tax Indemnitee is required to pay a Governmental Entity, the indemnitor shall pay the Tax Indemnitee the amount for which the indemnitor is responsible pursuant to
     Section 5.5(a)(i) or (ii) in immediately available funds no later than three days prior to the date such Tax is due to the relevant Governmental Entity (PROVIDED that, without duplication of any amount taken into account pursuant to clause (6) of the definition of "Settlements", in the case of any Tax (other than any consolidated, combined or unitary Tax) for which Sellers are responsible under Section 5.5(a)(i)(F) or (K) that is paid on or after January 1, 2000 and on or prior to the applicable Closing Date, Sellers shall pay Purchaser the amount for which Sellers are responsible under Section 5.5(a)(i)(F) or (K) on the applicable Closing Date).

          (iv) Notwithstanding the foregoing clauses (i) and (ii), the liabilities, obligations and entitlements pursuant to such clauses of CH-20 shall be with respect to ARCO Beluga only.

          (v) TAXES FOR SHORT TAXABLE YEAR. For purposes of paragraphs (a)(i) and (a)(ii), whenever it is necessary to determine the liability for Taxes of a Company (including any such liability arising from partnership income or loss) or with respect to any of the AMI Conveyed Properties, the AMI Conveyed Contract, the Alpine Rights-of-Way, the Product Inventory or CIPC for a portion of a taxable year or period that begins before and ends after the applicable Closing Date (or December 31, 1999), the determination of the Taxes of such Company (or with respect to any of the AMI Conveyed Properties, the AMI Conveyed Contract, the Alpine Rights-of-Way, the Product Inventory or CIPC) for the portion of the year or period ending on, and the portion of the year or period beginning after, the applicable Closing Date (or December 31, 1999) shall be determined by assuming a taxable year or period for such Company (or partnership) or with respect to any of the AMI Conveyed Properties, the AMI Conveyed Contract, the Alpine Rights-of Way, the Product Inventory or CIPC which ended at the applicable Closing Date (or December 31, 1999), except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

          (vi) ADJUSTMENT TO PURCHASE PRICE. Any payment by Sellers to Purchaser pursuant to Section 5.5(a)(i) will be treated as an adjustment to the Purchase Price.

          (vii)TAX RETURNS. Sellers shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Companies for taxable years or periods ending on or before the applicable Closing Date (which Tax Returns shall be filed in a manner consistent with past practice) and shall pay any Taxes due in respect of such Tax Returns, and Purchaser shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Companies for taxable years or periods ending after the applicable Closing Date and shall pay any Taxes due in respect of such Tax Returns. Purchaser shall not amend, or cause to be amended, any Tax Returns required to be filed by Sellers. Sellers shall pay Purchaser the Taxes for which Sellers are liable pursuant to Section 5.5(a)(i) but which are payable with Tax Returns to be filed by Purchaser pursuant to the previous sentence within 10 days prior to the due date for payment of such Tax.

          (viii) CONTEST PROVISIONS. Purchaser shall promptly notify Sellers in writing upon receipt by Purchaser, any of its Affiliates or any Company of notice of any pending or threatened Tax audits or assessments which may affect the Tax liabilities of any Company for which Sellers would be required to indemnify Purchaser pursuant to Section 5.5(a)(i). Sellers shall have the sole right to represent any Company's interest in any Tax audit or administrative or court proceedings (a "TAX PROCEEDING") relating solely to Taxes which may be the subject of indemnification by Sellers under Section 5.5(a)(i) and to employ counsel of its choice at its expense. Purchaser shall have the sole right to represent any Company's interest in any Tax Proceeding relating solely to Taxes which may be the subject of indemnification by Purchaser under Section 5.5(a)(ii) and to employ counsel of its choice at its expense. With respect to any Tax Proceeding relating to Taxes, a portion of which is the subject of indemnification by Sellers under Section 5.5(a)(i) and a portion of which is the subject of indemnification by Purchaser under Section 5.5(a)(ii), Sellers shall have the right to participate in such Tax Proceeding; provided, however, that with the written consent of Purchaser and at their own expense, Sellers may assume the entire defense of such Tax Proceeding.

          (ix) TERMINATION OF TAX ALLOCATION AGREEMENTS. Any tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by Sellers and any Company (or CIPC) shall be terminated as to such Company (or CIPC) as of the applicable Closing Date, or, with respect to ARCO Marine, as of the ARCO Marine Transfer Date, and no payments which would be owed by or to such Company (or CIPC) pursuant thereto shall be made thereunder.

          (b) TRANSFER TAXES. Notwithstanding Sections 5.5(a)(i) and (ii), Purchaser, on the one hand, and Sellers, on the other hand, shall share equally all transfer, sales, excise and similar Taxes, if any, arising from the purchase and sale of the Shares, the AMI Conveyed Properties, the AMI Conveyed Contract, the Alpine Rights-of-Way or the Product Inventory.

          (c) INFORMATION TO BE PROVIDED BY PURCHASER. With respect to the taxable year of Sellers ending December 31, 1999 and all relevant taxable periods in 2000 prior to the applicable Closing Date, Purchaser shall cause each Company to prepare and provide to Sellers a package of tax information materials (the "TAX PACKAGE"), which shall be completed in accordance with past practice including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income of such Company. Purchaser shall cause to be delivered to Sellers the Tax Package for the taxable period ending on December 31, 1999 by August 1, 2000 and for the taxable period ending on the applicable Closing Date by June 30, 2001.

          (d) ASSISTANCE AND COOPERATION. After the applicable Closing Date, each of Sellers and Purchaser shall:

          (i) assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Section 5.5;

          (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of any Company;

          (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of any Company;

          (iv) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of any Company for taxable periods for which the other may have a liability under this Section 5.5; and

          (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

          (e) SURVIVAL OF OBLIGATIONS. The obligations, representations and covenants of the parties set forth in this Section 5.5 shall be unconditional and absolute and shall remain in effect without limitation as to time.

          (f) SECTION 338(H)(10).

          (i) ELECTION. Sellers shall make a joint election with Purchaser under
     Section 338(h)(10) of the Code and under any similar provisions of state or foreign law (each a "SECTION 338(H)(10) ELECTION") with respect to each of the Companies (and any Subsidiary of any of them that is treated as a corporation under the Code) other than UTP Holdings. Sellers represent that the sales of such Companies are eligible for, and Purchaser represents that it is qualified to make, such elections. Sellers and Purchaser shall exchange complete and executed copies of Internal Revenue Service Form 8023, required schedules thereto, and any similar state and foreign forms. If any changes are required in these forms as a result of information which is first available after the applicable Closing Date, the parties will promptly agree on such changes. Notwithstanding anything to the contrary in this Agreement, Sellers and Purchaser agree that no election under Section 338(h)(10) of the Code and under any similar state law shall be made with respect to UTP Holdings.

          (ii) ALLOCATION OF PURCHASE PRICE. Sellers and Purchaser will agree to an allocation of the purchase price (in accordance with relative fair market values and consistent with Schedules 2.2(b) and 2.4(b) and Section 2.8(f)) among the assets of the Companies that are deemed to have been acquired pursuant to Section 338(h)(10) of the Code or any state or foreign law equivalent and among the UTP Holdings Shares, the CIPC Shares, the Conveyed Properties and the Product Inventory (the Final Product Inventory Purchase Price being allocated to the Product Inventory). Purchaser will prepare the initial draft of such purchase price allocation. Purchaser and Sellers shall use the asset values determined from such agreed-upon allocation for purposes of all reports and returns with respect to Taxes, including Internal Revenue Service Form 8594 or any equivalent statement.

          (g) POSSIBLE EXCHANGE. The parties may elect to structure one or more of these transactions as a like-kind exchange pursuant to Section 1031 of the Code. If Sellers are entitled to receive cash pursuant to this Agreement (or pursuant to the exercise by any third party of any preferential purchase rights to purchase where such right becomes exercisable by reason of this Agreement), Sellers may assign their rights under this Agreement to a qualified intermediary, and have Purchaser transfer the cash directly to the qualified intermediary, to the extent necessary to enable the Sellers to consummate a deferred like-kind exchange by directing the qualified intermediary to reinvest the cash in like-kind property. The parties agree to execute all documents, conveyances or other instruments reasonably necessary to effectuate such a deferred like-kind exchange.

          (h) CONSOLIDATED TAX RETURNS. Notwithstanding any other provision of this Agreement, (i) Sellers and their Affiliates shall not be required to provide any Person with any consolidated, combined or unitary Tax Return or copy thereof that includes any of Sellers and their Affiliates (other than any entity transferred directly or indirectly to Purchaser by any of Sellers and their Affiliates hereunder) and (ii) Purchaser and its Affiliates shall not be required to provide any Person with any consolidated, combined or unitary Tax Return or copy thereof that includes Purchaser or any of its Affiliates; PROVIDED, HOWEVER, that to the extent that such Tax Returns would be required to be delivered but for this Section 5.5(h), the Person that would be required to deliver such Tax Returns shall instead deliver pro formas relating solely to the Companies, the AMI Conveyed Properties, the AMI Conveyed Contract, the Alpine Rights-of-Way, the Product Inventory or CIPC, as the case may be.

          (i) CONSOLIDATED TAX PROCEEDINGS. Notwithstanding any other provision of this Agreement, (i) Sellers and their Affiliates shall be entitled to control, and Purchaser shall not be entitled to participate in, any Tax Proceeding with respect to any consolidated, combined or unitary Tax Return that includes any of Sellers and their Affiliates (other than any entity transferred directly or indirectly to Purchaser by any of Sellers and their Affiliates hereunder) and (ii) Purchaser and its Affiliates shall be entitled to control, and Sellers and their Affiliates shall not be entitled to participate in, any Tax Proceeding with respect to any consolidated, combined or unitary Tax Return that includes Purchaser or any of its Affiliates (other than any entity transferred directly or indirectly to Purchaser by any of Sellers and their Affiliates hereunder).

          (j) TAX BASIS AND SECTION 754 ELECTION REPRESENTATION. Sellers make the following representations and warranties to Purchaser: (i) Schedule 5.5(j) hereto sets forth the tax basis under the Code of UTP Holdings (or its Subsidiary), as of December 31, 1999, in its partnership interest in Colville River Unit and the corresponding share of UTP Holdings (or its Subsidiary) in Colville River Unit's basis in Colville River Unit's assets; and (ii) in the case of each transfer hereunder that is, for purposes of the Code, a transfer of an interest that is, or has been treated as, a partnership interest under the Code, each relevant partnership (other than any partnership interest in the Colville River Unit and any partnership interest to which no value is allocated by the parties pursuant to Section 5.5(f)(ii)) has made (or will make) a valid election under Section 754 of the Code that will apply to such transfer.

          (k) In the case of any Subsidiary of a Company that is treated as a corporation under the Code, the principles of this Section 5.5 shall apply as if such

Subsidiary were a Company. The principles of this Section 5.5 shall also apply to any intellectual property sold to Purchaser pursuant to Section 5.15 hereof.

          Section 5.6 EMPLOYEES AND EMPLOYEE BENEFITS. The parties hereby agree to all of the provisions set forth in Schedule 5.6 of the Disclosure Schedule, as amended as of April 6, 2000, with respect to Personnel and employee compensation and benefits.

          Section 5.7   INDEBTEDNESS.

          (a) Except as set forth in Section 5.7(b), Sellers shall cause each Company to repay all existing indebtedness of each Company for borrowed money prior to the applicable Closing with respect to such Company. Sellers shall cause the Contracts solely between ARCO or any Affiliate of ARCO that is not a Company, on the one hand, and any Company, on the other hand, other than the Contracts identified on Schedule 5.7(a) of the Disclosure Schedule and except as provided by Section 5.15, to be terminated as of the applicable Closing Date with respect to such Company.

          (b) Notwithstanding Section 5.7(a), Sellers shall have no obligation prior to the Second Closing to cause the repayment of the $265,000,000 principal amount of City of Valdez, Alaska Marine Terminal Revenue Refunding Bonds, Series A, B & C 1994, due 2031 (the "BONDS") for which ATAI is the primary obligor and ARCO has guaranteed payment. No later than eighteen months from the Second Closing Date, Purchaser shall cause the Bonds then outstanding, together with all interest and other amounts then due and payable thereunder, to be paid in full, or provision for payment thereof to be made, so that the existing guarantees delivered by ARCO in respect of such Bonds (the "GUARANTEES") shall terminate and ARCO, as guarantor, shall cease to have any continuing liability or obligation with respect to any Bonds, or any refunding thereof, and the Guarantees shall be delivered to ARCO by the trustee for the Bonds marked cancelled. Purchaser's ability to refund or reissue the Bonds shall not be a condition to Purchaser's obligations with respect to repayment of the Bonds within the foregoing period. Purchaser shall forever indemnify and hold harmless the Seller Indemnified Parties for any demand for payment, loss, claim, liability, damages, costs or expenses asserted against, or incurred by, ARCO as Guarantor of the Bonds or of ATAI's obligations, or any of ARCO's Affiliates, in respect of any failure to pay principal or interest under the Bonds or any other default with respect to the Bonds, or any reissue or refunding thereof, arising after the Second Closing Date. ARCO shall procure that, prior to the Second Closing, (i) for Bonds issued in the Variable Rate Mode (as defined in the applicable Indenture), ATAI shall not cause any of the Bonds to be converted to any interest rate mode such that the Bonds bear interest at a Quarterly, Semiannual, Term or Fixed Rate (as defined in the applicable Indenture), and
(ii) for Bonds issued in the Flexible Rate Mode (as defined in the applicable Indenture), ATAI shall request the Remarketing Agent (as defined in the applicable Indenture) to use commercially reasonable efforts to market the Bonds for

Flexible Rate Periods (as defined in the applicable Indenture) not exceeding
90 days and (iii) ATAI shall not issue Bonds in the Fixed Rate Mode (as defined in the applicable Indenture). The time period referred to in the second sentence of this Section 5.7(b) may be extended by mutual agreement of ARCO and Purchaser but shall not extend for more than two years in total.

          Section 5.8 FURTHER ASSURANCES. At any time after a Closing Date, Sellers and Purchaser shall, and Purchaser shall cause each Company that after such Closing Date is a Subsidiary of Purchaser to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Sellers or Purchaser, as the case may be, and necessary for Sellers or Purchaser, as the case may be, to satisfy its respective obligations hereunder or under the Provisional Consent Order or any final order of the FTC in respect thereof or obtain the benefits contemplated hereby.

          Section 5.9 CERTAIN TRANSACTIONS. Purchaser agrees that it shall not, and shall not permit any of its Affiliates to (i) acquire or agree to acquire any assets, (ii) acquire or agree to acquire, whether by merger, consolidation, by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or division thereof, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could reasonably be expected to (A) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any Governmental Authorization, including the Provisional Consent Order, any final order of the FTC in respect thereof, the State Consent Order and the Charter, (B) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby, (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (D) materially delay or impede the consummation of the transactions contemplated hereby, or (iii) take any action that could reasonably be expected to result in any modification to the Provisional Consent Order by the FTC that would be adverse to Sellers or would require any indemnification by ARCO pursuant to Section 8.3(f) or the withdrawal of the Provisional Consent Order by the FTC.

          Section 5.10 CHARTER OBLIGATIONS.

          (a) Purchaser acknowledges that ARCO Alaska and BP Exploration are each parties to the Charter and that the Charter requires both and each of ARCO Alaska and BP Exploration to undertake certain commitments, some of which are associated with the ownership or operation of the Properties of the Companies, some of which are associated with the ownership or operation of properties owned by BP Exploration and some of which are general in nature.

          (b) Notwithstanding anything in this Agreement to the contrary, as between ARCO and Purchaser, Purchaser shall assume all obligations of ARCO Alaska for complying with the Charter commitments to the extent such commitments are associated with the ownership or operation of the Properties of the Companies or the Conveyed Properties, ARCO shall be responsible for complying with the Charter commitments to the extent such commitments are associated with the ownership or operation of the properties retained by BP Exploration, and ARCO and Purchaser shall each be separately responsible, and Purchaser shall assume such responsibility, for all other Charter commitments in equal measure, subject only to the following clarifications and exceptions:

          (i) The commitment of BP Exploration and ARCO Alaska with respect to purchasing crude oil under Charter paragraph I.G. shall be allocated entirely to ARCO.

          (ii) The commitment of BP Exploration and ARCO Alaska with respect to natural gas volume under Charter paragraph I.J. shall be allocated between ARCO and Purchaser based upon BP Exploration's and ARCO Alaska's then-allocated share of gas reserves of the Prudhoe Bay (Permo-Triassic) Reservoir.

          (iii) The commitment of BP Exploration and ARCO Alaska with respect to orphan sites under Charter paragraph II.A.1. shall be allocated entirely to ARCO.

          (iv) The commitment of BP Exploration and ARCO Alaska with respect to clean up of sites and reserve pits under Charter paragraphs II.A.3 and II.A.4. shall be allocated between ARCO and Purchaser based upon the specific party designations in Charter Exhibits D.2., D.3.A. and D.3.B.

          (v) The commitment of BP Exploration and ARCO Alaska with respect to unspent funds under Charter paragraph II.A.8. shall be allocated between ARCO and Purchaser in the same proportion as in the allocations previously established for the relevant provisions of Charter paragraph II.A to which paragraph II.A.8 refers.

          (vi) The commitment of BP Exploration and ARCO Alaska with respect to establishing and funding a charitable entity under Charter paragraph II.D. shall be allocated between ARCO and Purchaser in proportion to their respective share of Alaska liquids production and based upon the assumption that each will establish a separate entity.

          (vii) The commitment of BP Exploration and ARCO Alaska with respect to annual reporting under Charter paragraph II.E. shall be accomplished by separate reporting by each of ARCO and Purchaser concerning their respective allocated shares of the Charter commitments.

          (viii) The commitment of BP Exploration and ARCO Alaska to pay Alaska's attorneys' fees under Charter paragraph V.G. shall be allocated entirely to ARCO.

In fulfilling its obligations hereunder, Sellers and Purchaser shall each comply with applicable laws.

          Section 5.11 SELLERS' TRADE NAMES, ETC. Effective as of the applicable Closing Date with respect to each Company, any license agreement pursuant to which Sellers or any Affiliate of Sellers have granted to any Company the right to use trademarks, trade names or logos that include the word "ARCO" shall be terminated. As promptly as is practicable after the applicable Closing, Purchaser shall cause each such Company to eliminate the word "ARCO" and every word or expression derived therefrom from (a) its certificate of incorporation and other organizational documents and (b) the names under which it does business. Within 90 days after the applicable Closing, Purchaser shall cause each Company to remove any such trademarks, trade names and logos from its respective properties, stationery and literature, and thereafter neither Purchaser nor any Company shall use any such trademarks, trade names or logos.

          Section 5.12 GUARANTEE. Effective upon the consummation of the BP Amoco/ARCO Merger as provided in the Merger Agreement, BP Amoco hereby unconditionally guarantees to Purchaser the prompt, faithful and full performance of all of the covenants and obligations of each Seller under this Agreement.

          Section 5.13 INSURANCE MATTERS. ARCO shall maintain insurance coverage with respect to each Company and the Conveyed Properties generally in a manner consistent with its past practice and overall insurance program for ARCO until the applicable Closing Date with respect to such Company or Conveyed Properties. From the ARCO Marine Transfer Date until the First Closing, ARCO agrees to maintain the ARCO excess general liability insurance program, insuring ARCO, its subsidiaries and divisions, in a manner consistent with ARCO's past practice. Purchaser acknowledges that upon the ARCO Marine Transfer Date, the excess comprehensive general liability insurance including tanker vessel pollution coverage maintained as part of the insurance coverage for ARCO and its subsidiaries may no longer be available with respect to the operations of ARCO Marine. Commencing on the ARCO Marine Transfer Date until the First Closing, Purchaser shall maintain insurance coverage for the AMI Conveyed Properties and the ARCO Trader, and for risks with respect to the operations of ARCO Marine, with an insurer which is a member of the International Group of Protection and Indemnity Associations, at the same or better level of coverage as ARCO maintained with the American Steamship Owners Mutual Protection and Indemnity Association, Inc. ("ASO") for the ARCO Trader, AMI Conveyed Properties and ARCO Marine immediately prior to the ARCO Marine Transfer Date. If Purchaser uses an insurer other than ASO, Purchaser will reimburse ARCO for 50% of any termination penalty, release call or other calls related to termination made against ARCO by ASO, subject to a maximum reimbursement by Purchaser of $1 million, and ARCO will reimburse Purchaser for 50% of any termination penalty, release call or other calls related to termination made against ARCO Marine by ASO. Sellers and Purchaser acknowledge that as and when insurance policies expire or are renewed, it may not be possible to maintain the same insurance coverage either in kind or amount as may be in place as of the date of this Agreement. From and after the applicable Closing Date with respect to the Shares of each Company and the Conveyed Properties, Purchaser shall solely be responsible for providing such insurance coverage as it may in its sole judgment determine to be appropriate which respect to occurrences and claims arising after such Closing Date with respect to each Company and the Conveyed Properties, as the case may be. With respect to claims arising after the applicable Closing Date, including claims made after such Closing Date for Losses occurring prior to the relevant Closing Date but insured on a "claims made" basis, Purchaser shall have no separate or independent claim against or interest in insurance policies of ARCO and ARCO's Subsidiaries (without prejudice to the Sellers' submission of claims in conformity with the provisions of this Section) with respect to losses or claims related to occurrences prior to the applicable Closing Date. Schedule 5.13 lists insurance policies that provide occurrence coverage to ARCO which may be available to Purchaser to respond to claims arising out of occurrences prior to the applicable Closing Date. Sellers acknowledge that there may be additional policies which may provide some coverage with respect to losses or claims related to occurrences prior to the applicable Closing Date. Sellers agree to cooperate on a reasonable basis with Purchaser, at Purchaser's expense, with respect to identifying any such policies and will, as appropriate, tender, submit or present claims with respect to such policies, provided that Sellers may in their sole discretion decline to tender, submit or present any such claim if acceptance or processing of any such claim by the relevant insurance carrier or provider would result in any economic cost or charge to Sellers or any Subsidiary or Affiliate of Sellers (including as a result of policies written by or agreements by Subsidiaries or Affiliates of the Sellers or policies that are experience rated, fronted or otherwise recapture all or a portion of any recovery from the insured or policy holder through subsequent premium adjustments or charges), provided Sellers shall submit or present any such claim should Purchaser agree to hold Sellers harmless from any such economic cost or charge unless, in the reasonable judgment of Sellers, any such agreement of Purchaser would be insufficient to prevent an adverse effect on a Seller. Sellers do not represent or warrant that coverage under such policies would be available to cover a loss sustained by Purchaser in any particular instance or generally. Any coverage under any such policy would be subject to the terms and conditions of such policies and rules of the relevant underwriter.

          Section 5.14 LONG-TERM SUPPLY CONTRACTS. Simultaneous with the execution and delivery of this Agreement, Purchaser has entered into an agreement with

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BP Oil Supply Company providing for the assignment of the rights and obligations of BP Oil Supply Company under each of the crude oil supply agreements identified on Schedule 5.14 of the Disclosure Schedule (each, a "LONG-TERM
SUPPLY CONTRACT") to Purchaser subject to the terms and conditions stated in such agreement.

          Section 5.15 CERTAIN INTELLECTUAL PROPERTY.

          (a) On or prior to the time of the applicable Closing Date, ARCO agrees to convey to Purchaser:

          (i) by means of the sale, transfer, assignment, conveyance and delivery to Purchaser of the ARCO Alaska Shares, the ATAI Shares, the Kuparuk Shares, the Oliktok Shares, the Alpine Shares, the ARCO Marine Shares and the UTP Holdings Shares, the intellectual property, inventions, technology, trademarks, trade names, trade secrets, copyrights, know-how, research material, technical information, seismic data, geological data, geophysical data, management information systems, software and software specifications, designs, drawings, plans (whether proposed or tentative, whether adopted, pending or implemented), specifications, processes and quality control data that, as of the date that the Consent Agreement is signed, are owned, in whole or in part (but only to the extent of such part), by or has been assigned to any ARCO Alaska Company, including any special analyses, interpretations and other derivatives from proprietary seismic, geological and geophysical data owned by ARCO Alaska relating to any hydrocarbons in Alaska or the geology of Alaska (the "ARCO ALASKA INTELLECTUAL PROPERTY"), PROVIDED, HOWEVER, that ARCO Alaska Intellectual Property shall not include the ARCO Patents or any proprietary trade names or trademarks of ARCO;

          (ii) all patents, patent applications and inventions that, as of the date the Consent Agreement is signed, are owned, in whole or in part (but only to the extent of such part), by ARCO and primarily related to ARCO Alaska Businesses or otherwise primarily used by, for or in connection with an ARCO Alaska Company, in each case subject to any licenses to or other agreements with third parties in effect as of the date the Consent Agreement is signed (the "ARCO Patents"); and

          (iii) all proprietary seismic, geological and geophysical data that, as of the date that the Consent Agreement is signed, are owned, in whole or in part (but only to the extent of such part), by ARCO or its Subsidiaries relating to any hydrocarbons in Alaska or the geology of Alaska (the "ARCO SEISMIC DATA").

          (b) On or prior to the First Closing Date, ARCO and Purchaser shall enter into a license agreement for the ARCO Intellectual Property pursuant to which

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

ARCO will grant to Purchaser a fully paid up, irrevocable non-exclusive license, for use of the ARCO Intellectual Property in connection with the operation in any manner by Purchaser of the ARCO Alaska Businesses (excluding for this purpose clause (d) of the definition of ARCO Alaska Businesses) as existing as of the date the Consent Agreement is signed and reasonably foreseeable extensions thereof, subject to any restrictions on the transfer or license of any such ARCO Intellectual Property arising under any agreement with a third party. ARCO shall cooperate with Purchaser and use reasonable best efforts to assist Purchaser in obtaining a waiver, consent or license, as applicable, for any such restricted ARCO Intellectual Property (or the benefits equivalent thereto), the expense of any such license or equivalent benefits to be borne by Purchaser. For the purposes of this Agreement, "ARCO INTELLECTUAL PROPERTY" means intellectual property, inventions, technology, trademarks, trade names, trade secrets, patents, copyrights, know-how, research material, technical information, management information systems, software and software specifications, designs, drawings, plans (whether proposed or tentative, whether adopted, pending or implemented), specifications, processes and quality control data that, as of the date the Consent Agreement is signed, are owned, in whole or in part (but only to the extent of such part), by ARCO or its Subsidiaries (excluding each ARCO Alaska Company), and either are licensed by ARCO or such a Subsidiary to an ARCO Alaska Company or are otherwise primarily used in, for or connected with the ARCO Alaska Businesses as of the date the Consent Agreement is signed, including, without limitation, all information, technology, know-how, research and other intangible assets and expertise used in connection with the ARCO Alaska Businesses related to miscible injection for enhanced oil recovery and technology related to unconsolidated sands, PROVIDED, HOWEVER, that "ARCO Intellectual Property" shall not include ARCO Patents, ARCO Seismic Data, ARCO Geoscience and Reservoir Intellectual Property or any proprietary trade names or trademarks of ARCO.

          (c) On or prior to the First Closing Date, ARCO and Purchaser shall enter into a license agreement for the ARCO Geoscience and Reservoir Intellectual Property pursuant to which ARCO will grant to Purchaser a fully paid-up, irrevocable non-exclusive license, for use of the ARCO Geoscience and Reservoir Intellectual Property in connection with the operation in any manner by Purchaser of the ARCO Alaska Businesses (excluding for this purpose clause
(d) of the definition of ARCO Alaska Businesses) as existing as of the date the Consent Agreement is signed and reasonably foreseeable extensions thereof, subject to any restrictions on the transfer or license of any such ARCO Geoscience and Reservoir Intellectual Property arising under any agreement with a third party and subject to the rights of any third parties under licenses previously granted by ARCO. ARCO shall cooperate with Purchaser and use reasonable best efforts to assist Purchaser in obtaining a waiver, consent or license, as applicable, for any such restricted ARCO Geoscience and Reservoir Intellectual Property (or the benefits equivalent thereto), the expense of any such license or equivalent benefits to be borne by Purchaser. For the purposes of this Agreement, "ARCO GEOSCIENCE AND RESERVOIR INTELLECTUAL PROPERTY" means all technical information, patents, computer programs and

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

code, including all supporting manuals and documentation that, as of the date the Consent Agreement is signed, are owned, in whole or in part (but only to the extent of such part), by ARCO or its Subsidiaries (excluding each ARCO Alaska Company) and used in or connected with the ARCO Alaska Businesses and related to
(1) modeling and simulation of subsurface hydrocarbon reservoirs, (2) interpreting seismic, geological and geophysical data and reservoir data, (3) optimizing facilities, and (4) drilling and producing hydrocarbons. Such ARCO Geoscience and Reservoir Intellectual Property includes, but is not limited to:
(a) geophysical techniques employing elastic impedance seismic inversion technology; (b) reservoir simulation computer models (known as "ACRES"); (c) enhanced oil recovery and fluid characterization technology; (d) geomechanical modeling; (e) fluid flow ("ARCO90") relative permeability technology; and (e) analytical reservoir measurement techniques.

          (d) On or prior to the First Closing Date, ARCO and Purchaser shall enter into a license agreement pursuant to which Purchaser will grant to ARCO a fully paid up, irrevocable non-exclusive license for use of the ARCO Patents worldwide. Such license will permit sublicenses to third parties.

          (e) ARCO shall cooperate with Purchaser and use reasonable best efforts to assist Purchaser in obtaining a license for any Third Party Intellectual Property (or the benefits equivalent thereto), the expense of any such license or equivalent benefits to be borne by Purchaser. For the purposes of this Agreement, "THIRD PARTY INTELLECTUAL PROPERTY" means intellectual property, inventions, technology, trademarks, trade names, trade secrets, patents, copyrights, know-how, research material, technical information, management information systems, software and software specifications, designs, drawings, plans (whether proposed or tentative, whether adopted, pending or implemented), specifications, processes and quality control data that, as of the date the Consent Agreement is signed, are owned by a party other than ARCO or any of its Subsidiaries but are licensed to ARCO or its Subsidiaries (excluding for this purpose each ARCO Alaska Company) and are primarily used in, for or connected with the ARCO Alaska Businesses (excluding for this purpose clause (d) of the definition of ARCO Alaska Businesses).

          Section 5.16 SUBSTITUTION OF GUARANTOR. Purchaser agrees that in connection with and at the time of the applicable Closing, Purchaser will be substituted for ARCO or any Subsidiary of ARCO as the guarantor (or other party providing support or assurances for the obligations of any Company) with respect to all operating and performance guarantees, sureties, support and similar obligations theretofore assumed by ARCO or such Subsidiary with respect to a Company or, in the event that any required consent or approval for such substitution is not obtained, will indemnify ARCO and its Affiliates in respect of any liabilities incurred by them in respect of such obligations.

          Section 5.17 TRANSITIONAL SERVICES. After the execution of this Agreement, ARCO and Purchaser will negotiate in good faith to conclude, and prior to

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Closing shall enter into, agreements, in forms to be agreed upon by the parties, for the provision of transitional services with respect to the Companies and the AMI Conveyed Properties. Such agreements shall provide that Purchaser will pay ARCO fees for such services (a) at the rate or rates currently charged or allocated by ARCO to ARCO Alaska for internal accounting purposes or in the most recent budget for ARCO Alaska or (b) in the case of services for which there is no historical charge or allocation, at a rate or rates, to be mutually agreed by ARCO and Purchaser in good faith, reflecting the cost to ARCO of providing such services.

          Section 5.18 DESIGNATION OF TRANSFEREE. In its sole discretion, Purchaser shall be permitted to direct that any of the Shares the Conveyed Properties or the Product Inventory that Purchaser is entitled to receive hereunder be delivered directly to any Affiliate of Purchaser; PROVIDED that such direction shall be given to Sellers prior to the filing by Sellers of any application with any Governmental Entity for approval of the transfer of the Shares or the Conveyed Properties in question to Purchaser, but in any event Purchaser shall not be required to give such direction to Sellers prior to the third Business Day after the date of the first public announcement of this Agreement; and PROVIDED, FURTHER, that any such direction shall not affect the obligations of Purchaser hereunder.

          Section 5.19 PREPARATION OF FINANCIAL STATEMENTS. Prior to and subsequent to the Closing, Sellers will cooperate with Purchaser to prepare such audited financial statements for the Companies on a combined basis as the Securities and Exchange Commission may require.

          Section 5.20 ORDER TO HOLD SEPARATE AND MAINTAIN ASSETS. Notwithstanding anything to the contrary contained in this Agreement, Sellers shall not be required to perform any covenant or agreement herein, and the failure to perform any such covenant or agreement shall not constitute a breach of this Agreement by Sellers, if the performance of such covenant or agreement would violate, or the performance of such covenant or agreement shall not be within the control of Sellers as a result of, any order to hold separate and maintain assets issued by the FTC.

          Section 5.21  ARCO DIRECTORS AND OFFICERS.

          (a) On or prior to the ARCO Marine Transfer Date, in the case of ARCO Marine, on or prior to the First Closing Date, in the case of ARCO Alaska, UTP Holdings and ARCO Beluga, and on or prior to the Second Closing Date, in the case of ATAI, Kuparuk, Oliktok, Alpine and CIPC, Sellers shall deliver or cause to be delivered to Purchaser letters of resignation from each director and officer of such Company and any wholly owned Subsidiary of such Company and, in the case of CIPC, from any

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

director of CIPC who was nominated to such position by ARCO, such resignations to be effective on the Closing Date applicable to each such Company.

          (b) From and after the Closing Date applicable to each Company, Purchaser shall not take any action that would eliminate, reduce, limit or otherwise modify the indemnification available to any present or former director or officer of such Company or any of its Subsidiaries, if applicable, determined as of the relevant Closing (collectively, the "ARCO DIRECTORS AND OFFICERS"), whether such indemnification is provided pursuant to such Company's certificate of incorporation, by-laws or other organizational document, indemnification agreements, or otherwise.

          (c) If Purchaser or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Purchaser shall assume all of the obligations set forth in this Section 5.21.

          (d) The provisions of this Section 5.21 are intended to be for the benefit of, and shall be enforceable by, each of the ARCO Directors and Officers, their heirs and their representatives.

          Section 5.22  MARINE.

          (a) AMI CONVEYED CONTRACT. Purchaser acknowledges that certain ARCO Marine employees are currently responsible for the management and oversight of the AMI Conveyed Contract and the construction program implemented pursuant thereto. Purchaser agrees that during the period beginning on the ARCO Marine Transfer Date and ending on the Second Closing Date, Purchaser shall, and shall cause ARCO Marine (i) to continue to manage and maintain oversight of the AMI Conveyed Contract and the construction program implemented pursuant thereto in a manner consistent with the practices of ARCO Marine prior to such delivery of the ARCO Marine Shares and (ii) not to amend the engineering design, construction process or any terms of the AMI Conveyed Contract without the prior written consent of AMI.

          (b) BAREBOAT CHARTERS.

          (i) During the period beginning on the ARCO Marine Transfer Date and ending on the First Closing Date, Purchaser shall not permit ARCO Marine to terminate, and shall cause ARCO Marine to perform its obligations under,
     (A) each of the bareboat charters between AMI and ARCO Marine then in effect for each of the AMI Conveyed Properties (collectively, the "BAREBOAT CHARTERS") and

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

     (B) the bareboat charter between Attransco, Inc. and ARCO
     Marine then in effect for the ARCO Trader.

          (ii) In connection with the First Closing, ARCO shall cause AMI to terminate each of the Bareboat Charters when the relevant AMI Conveyed Property is delivered, at a time mutually agreed upon as provided in
     Section 2.2(b)(iii). Should the parties be unable to agree on a mutually acceptable time, then such delivery of the relevant AMI Conveyed Property and termination of the applicable Bareboat Charter shall be at the time of the First Closing as provided in Section 2.2(a). Purchaser acknowledges and agrees that ARCO Marine has as of the date hereof waived any requirement of notice of such termination under any Bareboat Charter and further agrees that upon and after the delivery of the ARCO Marine Shares to Purchaser in accordance with Section 2.6(b)(vi) such waiver shall remain in effect.

          (c) TIME CHARTERS.

          (i) During the period beginning on the ARCO Marine Transfer Date and ending on the First Closing Date, Purchaser shall not permit ARCO Marine to terminate, and shall cause ARCO Marine to perform its obligations under, each of the time charters between ARCO Marine and ARCO Products Company then in effect for each of the AMI Conveyed Properties and the ARCO Trader (the "ARCO PRODUCTS TIME CHARTERS").

          (ii) ARCO shall cause the termination of each of the ARCO Products Time Charters, effective simultaneously with the termination of the Bareboat Charters in accordance with Section 5.22(b).

          (d) RECONVEYANCE. In the event that the ARCO Marine Shares shall have been delivered to Purchaser in accordance with Section 2.6(b)(vi) and thereafter this Agreement shall be terminated prior to the First Closing, then upon the demand(s) of and at the time(s) designated by ARCO (which time(s) shall be as promptly as practicable after obtaining the relevant approval(s) of the Maritime Administration, the application(s) for which shall be made by ARCO no later than five business days after such termination of this Agreement), (i) Purchaser shall cause ARCO Marine to assign, for no consideration, all of the rights and obligations of ARCO Marine under each of the Bareboat Charters and the bareboat charter for the ARCO Trader to ARCO's designee(s), (ii) Purchaser shall deliver possession of the AMI Conveyed Properties and the ARCO Trader to ARCO's designee(s), (iii) Purchaser and ARCO shall cause termination without penalty of each of the ARCO Products Time Charters, (iv) Purchaser shall transfer, assign, convey and deliver to ARCO or, at ARCO's option, ARCO's designee, for no consideration, the ARCO Marine Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer and with any requisite stock transfer stamps

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properly affixed thereto, and (v) if such assignments, deliveries and terminations contemplated by clauses (i), (ii), (iii) and (iv) have been made, ARCO will indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against and in respect of any (x) Losses imposed on, sustained, incurred or suffered by or asserted against any of the Purchaser Indemnified Parties, to the extent arising out of the operation of ARCO Marine prior to delivery of the ARCO Marine Shares to Purchaser, and (y) Losses (including those related to personal injuries, property damage, or any actual or threatened discharge of oil), relating to or arising out of any of the AMI Conveyed Properties or the ARCO Trader, or Purchaser's bareboat chartering or operating any such vessel after the ARCO Marine Transfer Date to the extent that such Losses exceed the coverage which Purchaser is required to maintain pursuant to Section 5.13; PROVIDED, HOWEVER, that this clause (y) shall not apply to any Losses arising out of or related to the gross negligence or willful misconduct of any Purchaser Indemnified Party. Notwithstanding anything in this Agreement to the contrary, this Section 5.22(d) shall survive indefinitely.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

          Section 6.1 CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND SELLERS WITH RESPECT TO THE FIRST CLOSING. The obligations of the parties hereto to effect the First Closing are subject to the satisfaction (or waiver by Purchaser and Sellers) prior to the First Closing of the following conditions:

          (a) GOVERNMENTAL CONSENTS. (i) The Provisional Consent Order shall have been issued by the FTC, (ii) the State Consent Order shall have been issued, (iii) any applicable waiting period under the HSR Act shall have been terminated and (iv) all Required Governmental Consents (other than any Required Governmental Consent that relates only to the sale, transfer, assignment and conveyance of the Pipeline Assets) shall have been obtained or made.

          (b) LITIGATION. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and enjoins or otherwise prohibits consummation of the transactions contemplated by Sections 2.2(a) and 2.2(b).

          (c) BP AMOCO/ARCO MERGER. The BP Amoco/ARCO Merger shall have been consummated; PROVIDED, HOWEVER, that Purchaser acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement, neither ARCO nor BP Amoco shall have any obligation to Purchaser under the terms of this Agreement or otherwise to (i) complete the BP Amoco/ARCO Merger or (ii) take any action or refrain from taking any action to consummate the BP Amoco/ARCO Merger.

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          (d) ARCO shall have caused AMI to terminate the Bareboat Charters pursuant to Section 5.22(b)(ii).

          (e) ARCO shall have caused the termination of the ARCO Products Time Charters in accordance with Section 5.22(c).

          Section 6.2 CONDITIONS TO THE OBLIGATIONS OF PURCHASER WITH RESPECT TO THE FIRST CLOSING. The obligation of Purchaser to effect the First Closing is subject to the satisfaction (or waiver by Purchaser) prior to the First Closing of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers set forth in this Agreement shall be true and correct (without giving effect to any qualifications as to "Material Adverse Effect," "material" or similar qualifications except for any reference to "Material Contracts" and the references to "material" in Section 3.7) as of the date of this Agreement and on and as of the First Closing as though made on and as of the First Closing (except to the extent any such representation or warranty expressly speaks as of an earlier or different date, and except for changes contemplated or permitted by the terms hereof) except, in either case, where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to "Material Adverse Effect," "material" or similar qualifications except for any references to "Material Contracts" and the references to "material" in Section 3.7), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and each Seller shall have delivered to Purchaser a certificate dated as of the First Closing Date and signed on behalf of such Seller by an executive officer of such Seller to such effect.

          (b) COVENANTS. The covenants and agreements of Sellers to be performed on or prior to the First Closing shall have been duly performed in all material respects, and each Seller shall have delivered to Purchaser a certificate dated as of the First Closing Date and signed on behalf of such Seller by an executive officer of such Seller to such effect; PROVIDED that any failure to satisfy the foregoing condition with respect to any covenant or agreement of Sellers (other than the agreements set forth in Article II) shall be disregarded and may not be asserted by Purchaser if and to the extent that (i) ARCO shall agree to indemnify the Purchaser Indemnified Parties and hold them harmless against any and all Losses that may arise out of or relate to the failure of Sellers to duly perform such covenant or agreement in all material respects and (ii) all of such failures, taken together, do not materially and adversely affect the economic benefits reasonably expected to be derived by Purchaser from the consummation of the transactions contemplated hereby.

          (c) DELIVERIES. Purchaser shall have received from Sellers the certificates and other instruments of transfer, assignment and conveyance required to be delivered pursuant to Section 2.2(b) hereof.

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          (d) ARCO shall have delivered to Purchaser, at least five Business
Days prior to the First Closing Date, the audited Year-End Financial Statements referenced in Section 3.7.

          (e) ALPINE PIPELINE. ARCO Alaska and UTA shall have transferred to Alpine all of the assets, tangible and intangible, which are reflected in the book value for the alpine pipeline common carrier crude oil pipeline on the accounting records of ARCO Alaska and UTA, at the date of such asset transfer. Such transfer at book value is already reflected in the $165 million allocation in Schedule 5.5(j).

          Section 6.3 CONDITIONS TO THE OBLIGATIONS OF SELLERS WITH RESPECT TO THE FIRST CLOSING. The obligations of Sellers to effect the First Closing are subject to the satisfaction (or waiver by Sellers) prior to the First Closing of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct (without giving effect to any qualifications as to "Material Adverse Effect," "material" or similar qualifications) as of the date of this agreement and on and as of the First Closing as though made on and as of the First Closing (except to the extent any such representation or warranty expressly speaks as of an earlier or different date, and except for changes contemplated or permitted by the terms hereof) except, in either case, where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to "material adverse effect," "material" or similar qualifications), individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Purchaser or materially impair or delay Purchaser's ability to perform its obligations hereunder, and Purchaser shall have delivered to Sellers a certificate dated as of the First Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser to such effect.

          (b) COVENANTS. The covenants and agreements of Purchaser to be performed on or prior to the First Closing shall have been duly performed in all material respects, and Purchaser shall have delivered to Sellers a certificate dated as of the First Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser to such effect.

          (c) RECEIPT OF PURCHASE PRICE. Sellers shall have received from Purchaser the payment required to be made at the First Closing pursuant to
Section 2.2(b) hereof.

          (d) INSTRUMENTS. Purchaser shall have executed all instruments of transfer, assignment, assumption or conveyance required in connection with the First Closing.

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          Section 6.4 CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND SELLERS
WITH RESPECT TO THE SECOND CLOSING.

          (a) The obligations of the parties hereto to effect the Second Closing are subject to the satisfaction (or waiver by Purchaser and Sellers) prior to the Second Closing of the following conditions:

          (i) Subject to the provisions of Section 2.4(c), all Required Governmental Consents and all other Necessary Consents relating to the Pipeline Assets shall have been obtained or made.

          (ii) No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and enjoins or otherwise prohibits consummation of the transactions contemplated by Sections 2.4(a) and 2.4(b).

          (b) The obligation of Purchaser to effect the Second Closing is subject to the satisfaction (or waiver by Purchaser) prior to the Second Closing of the condition that Purchaser shall have received from Sellers the certificates and other instruments of transfer, assignment and conveyance required to be delivered pursuant to Section 2.4(b).

          (c) The obligations of Sellers to effect the Second Closing are subject to the satisfaction (or waiver by Sellers) prior to the Second Closing of the following conditions:

          (i) Sellers shall have received from Purchaser the payment required to be made at the Second Closing pursuant to Section 2.4(b); and

          (ii) Purchaser shall have executed all instruments of transfer, assignment, assumption or conveyance required in connection with the Second Closing.

                                  ARTICLE VII
                          CERTAIN ENVIRONMENTAL MATTERS

          Section 7.1 ACKNOWLEDGMENTS.  Purchaser acknowledges that:

          (a) the Properties may currently contain or have in the past contained asbestos and NORM and that special procedures associated with the assessment, remediation, removal, transportation or disposal of such asbestos and NORM may be necessary;

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

          (b) the Properties include wells, pipelines, facilities, gravel pads and roads that may have been temporarily or permanently abandoned;

          (c) the Producing Properties contain reserve pits; and

          (d) Process Safety Management associated with the Properties is an ongoing process.

          Section 7.2 ASSUMPTION OF OBLIGATIONS. At and after the applicable Closing, Purchaser shall have sole responsibility for, agrees to pay any and all costs and expenses associated with, and on behalf of itself, its Affiliates and its and their successors and assigns irrevocably waives any and all claims any of them may have against any Seller Indemnified Party associated with:

          (a) the assessment, remediation, removal, transportation or disposal of asbestos and NORM associated with any of the Properties, irrespective of when such costs and expense or claims, as the case may be, may be incurred or may arise;

          (b) the plugging, abandonment or remediation of all wells, pipelines, pipeline rights-of-way, facilities and gravel pads and roads associated with any of the Properties, irrespective of when such costs and expense or claims, as the case may be, may be incurred or may arise;

          (c) the abandonment or remediation of the Non-Unit Reserve Pits to the extent that such costs and expenses or claims, as the case may be, relate to the ownership or operation of the Producing Properties on and after the Effective Time;

          (d) the abandonment or remediation of the Unit Reserve Pits, irrespective of when such costs and expense or claims, as the case may be, may be incurred or may arise; and

          (e) Process Safety Management associated with the Properties (including, without limitation, identification, evaluation and remediation), irrespective of when such costs and expense or claims, as the case may be, may be incurred or may arise.

In fulfilling its obligations under this Section, Purchaser shall comply with applicable Laws.

          Section 7.3 RETENTION OF OBLIGATIONS. At and after the applicable Closing, Sellers shall have sole responsibility for, agree to pay any and all costs and expenses associated with, and on behalf of themselves, their Affiliates and their successors and assigns irrevocably waive any and all claims any of them may have against any Purchaser Indemnified Party associated with, the abandonment and remediation of the Non-Unit Reserve Pits to the extent that such costs and expenses or claims, as the case

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may be, relate to the ownership or operation of the Producing Properties prior to the Effective Time. In fulfilling their obligations under this Section, Sellers shall comply with applicable Laws.

                                  ARTICLE VIII
             SURVIVAL; INDEMNIFICATION; TITLE AND INSPECTION MATTERS

          Section 8.1  SURVIVAL

          (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers and Purchaser contained in this Agreement and all claims and causes of action with respect thereto shall terminate on the date that is twenty-four months from the First Closing Date; except that (i) any representation and warranty that expressly relates to a Company or its Properties, any Shares or any Conveyed Properties that are transferred, assigned, conveyed and delivered in the Second Closing, and all claims and causes of action with respect thereto shall survive for a period of twenty-four months from the Second Closing Date and (ii) the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.14, 3.16, 4.1, 4.2, 4.5, 4.7, 4.9, 4.10 and
5.5 shall survive indefinitely.

          (b) SURVIVAL OF COVENANTS AND AGREEMENTS. Each covenant and agreement of Sellers or Purchaser contained in this Agreement that shall require any part of its performance after a Closing (excluding the covenants and agreements of indemnification set forth in Sections 8.2 through 8.7, the survival of which shall be governed by Section 8.1(c)) shall survive in accordance with the terms of such covenant or agreement.

          (c) SURVIVAL OF INDEMNIFICATION. The indemnification obligations provided in Sections 8.2 through 8.7:

          (i) with respect to each representation or warranty referenced in Sections 8.2(a) and 8.3(a), shall survive indefinitely unless the applicable representation or warranty shall have terminated pursuant to
     Section 8.1(a);

          (ii) with respect to each matter referenced in Sections 8.2(b), 8.2(c), 8.3(b), 8.3(d) and 8.3(e), shall survive indefinitely;

          (iii) with respect to each matter referenced in Section 8.3(c), shall survive for a period of twenty-four months from the First Closing Date; PROVIDED that where such matter expressly relates to a Company or its Properties, any Shares or any Conveyed Properties that are transferred, assigned, conveyed and delivered in the Second Closing, indemnification by ARCO with respect to any such matter shall survive for a period of twenty-four months from the Second Closing Date;

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          (iv) with respect to each matter referenced in Section 8.3(f), shall survive for a period of twelve months from the First Closing Date;

PROVIDED, that such obligations to indemnify the Seller Indemnified Parties or the Purchaser Indemnified Parties shall not terminate with respect to a particular item as to which, before the expiration of the applicable survival period, the party seeking indemnification has made a claim by delivering a notice of such claim (in accordance with the terms of this Article VIII) to the party or parties from which indemnification is sought.

          Section 8.2 INDEMNIFICATION BY PURCHASER. Purchaser hereby agrees that, subject to the limitations set forth in Sections 8.1 and 8.6, it shall, and shall cause the Companies (from and after the date that any Company becomes a Subsidiary of Purchaser) to, indemnify, defend and hold harmless Sellers, their Affiliates, and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees (the "SELLER INDEMNIFIED PARTIES") from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, interest, penalties, and reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring), net of any insurance recovery (collectively, "LOSSES")imposed on, sustained, incurred or suffered by or asserted against any of the Seller Indemnified Parties, to the extent arising from:

          (a) any breach of any representation or warranty (without giving effect to any qualifications as to "Material Adverse Effect," "material" or similar qualifications therein) made by Purchaser contained in Article IV;

          (b) any breach of any covenant or agreement of Purchaser, including any obligation of Purchaser to assure performance of its Subsidiaries, contained in this Agreement, including the obligations and commitments of Purchaser set forth in Sections 5.7(b), 5.10 and 7.2, in each case whether the matter to which such covenant or agreement relates arose before or after the Effective Time; and

          (c) any Third Party Claims relating to, arising out of or connected with, directly or indirectly,

          (i) the ownership or operation of any of the Companies, CIPC, their respective Properties, the Conveyed Properties or the Product Inventory or any part thereof, on and after the Effective Time; and

          (ii) the ownership or operation of any of the Companies, CIPC, their respective Properties, the Conveyed Properties or the Product Inventory, or any part thereof, no matter when asserted and whether pertaining to such ownership or operation before or after the Effective Time, for which ARCO's indemnity

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     obligations shall have terminated (in accordance with Section 8.1 or otherwise) or for which ARCO has no indemnity obligation hereunder.

          The indemnity and defense obligation set forth in this Section 8.2 shall apply regardless of cause or of any negligent acts or omissions of a Seller Indemnified Party (including, without limitation, the sole negligence, concurrent negligence or strict liability of any Seller Indemnified Party).

          Section 8.3 INDEMNIFICATION BY ARCO. ARCO hereby agrees that, subject to the limitations set forth in Sections 8.1 and 8.6, it shall indemnify, defend and hold harmless Purchaser, its Affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees (the "PURCHASER INDEMNIFIED PARTIES" and, collectively with the Seller Indemnified Parties, the "INDEMNIFIED PARTIES") from, against and in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of the Purchaser Indemnified Parties, to the extent arising from:

          (a) any breach of any representation or warranty (without giving effect to any qualifications as to "Material Adverse Effect," "material" or similar qualifications therein except for any references to "Material Contracts" and the references to "material" in Section 3.7) made by a Seller contained in
Article III;

          (b) any breach of any covenant or agreement of a Seller contained in this Agreement, whether the matter to which such covenant or agreement relates arose before or after the Effective Time;

          (c) any Third Party Claims relating to, arising out of or connected with, directly or indirectly, the ownership or operation of any Company, CIPC, their respective Properties, the Conveyed Properties or the Product Inventory, or any part thereof, prior to the Effective Time;

          (d) any assets, liabilities or operations of UTP Holdings and each of its Subsidiaries prior to the Effective Time other than (i) the assets, liabilities and operations of UTA at any time and (ii) UTP Holdings' interest in the income, gains, losses and liabilities of UTA at any time (it being understood that the foregoing clauses (i) and (ii) shall not limit in any respect any right of the Purchaser Indemnified Parties to be indemnified with respect to Losses under any other subsection of this Section 8.3); PROVIDED, that ARCO shall not indemnify, defend or hold harmless the Purchaser Indemnified Parties from, against and in respect of any Losses for which Purchaser is required to indemnify the Seller Indemnified Parties pursuant to this Agreement;

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

          (e) "quality bank" adjustments and oil and gas overlifts, underlifts and imbalances for production through and including December 31, 1999, notwithstanding any disclosure of such matters in the Disclosure Schedule; and

          (f) the withdrawal of the Provisional Consent Order or any modification to the terms of the Provisional Consent Order made in any final order of the FTC in respect thereof.

The indemnity and defense obligation set forth in this Section 8.3 shall apply regardless of cause or of any negligent acts or omissions of any Purchaser Indemnified Party (including, without limitation, the sole negligence, concurrent negligence or strict liability of any Purchaser Indemnified Party).

          Section 8.4 INDEMNIFICATION PROCEDURES. With respect to Third
Party Claims other than those relating to Taxes, all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 8.4. In the event that any written claim or demand for which ARCO or Purchaser, as the case may be (an "INDEMNIFYING PARTY"), may be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event later than 20 days following such Indemnified Party's receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "THIRD PARTY CLAIM NOTICE") and in the event that an Indemnified Party shall assert a claim for indemnity under this Article VIII or
Section 5.22(d), not including any Third Party Claim, the Indemnified Party shall notify the Indemnifying Party promptly following its discovery of the facts or circumstances giving rise thereto (together with a Third Party Claim Notice, a "CLAIM NOTICE"). The Indemnifying Party shall have no liability with respect to any expenses incurred by the Indemnified Party prior to the time the Claim Notice is delivered to the Indemnifying Party. The Indemnifying Party shall have 30 days from the personal delivery or mailing of the Claim Notice (the "NOTICE PERIOD") to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by an Indemnified Party in defending such claim or demand after the Claim Notice is delivered to the Indemnifying Party shall be considered Losses of the Indemnified Party for purposes of Sections 8.2 and 8.3 of this Agreement. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If the Indemnifying Party so elects to assume the defense of such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party. If any Indemnified Party desires to participate in, but not control, any such defense it may do so

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

at its sole cost and expense. An Indemnified Party shall not settle, compromise or discharge a claim or demand for which it has the right to claim indemnification from the Indemnifying Party hereunder or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which may be withheld in the sole discretion of the Indemnifying Party). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which may be withheld in the sole discretion of the Indemnified Party) settle, compromise or discharge or offer to settle, compromise or discharge any such claim or demand on a basis which (x) does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect to the Third Party Claim or
(y) imposes any obligation on the Indemnified Party or any Subsidiary or Affiliate thereof other than the payment to be made by the Indemnifying Party. If the Indemnifying Party elects not to defend the Indemnified Party, then the Indemnified Party shall have the right to defend the claim or demand by appropriate proceedings and shall have the sole power to direct and control such defense. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion of any such claim or demand as to which such defense is unsuccessful (and all reasonable costs of expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in Section
8.6 hereof. In any event, the Indemnifying Party shall (at its own expense) have the right to participate in the defense or settlement of any Third Party Claim for which the Indemnifying Party may be liable hereunder. To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any Third Party Claim, the Indemnified Party will provide the Indemnifying Party and its counsel access to all relevant business records and other documents, and shall use its best efforts to assist, and to cause the employees and counsel of the Indemnified Party to assist, in defense of such claim.

          Section 8.5 CHARACTERIZATION OF INDEMNIFICATION PAYMENTS. Any amounts paid by ARCO or Purchaser pursuant to this Article VIII shall be treated for all Tax purposes as adjustments to the Purchase Price.

          Section 8.6  LIMITATIONS ON LIABILITY.

          (a) Purchaser shall not be liable to any Seller Indemnified Party and Sellers shall not be liable to any Purchaser Indemnified Party in respect of any claim for indemnification arising under Section 8.2(a), 8.3(a) or 8.3(c), unless and until the aggregate amount of Losses arising out of all such claims of indemnification by the Seller Indemnified Parties or the Purchaser Indemnified Parties, as applicable, exceeds in the aggregate $85,000,000 (the "DEDUCTIBLE"), and then, only to the extent of any Losses exceeding such Deductible.

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          (b) Purchaser shall have no liability to any Seller Indemnified Party, and Sellers shall have no liability to any Purchaser Indemnified Party, in respect of any individual claim for indemnification (or groups of related claims or claims of the same Person having substantially similar factual and legal bases) under Section 8.2(a) or 8.3(a) or the Losses arising from such claim unless and until the Losses arising therefrom exceed $1,000,000. Any Losses arising out of any claim or claims of a Purchaser Indemnified Party excluded from indemnification pursuant to this Section 8.6(b) shall not count against the Deductible.

          (c) For purposes of this Article VIII and Section 5.22(d), (i) Losses shall not include any Losses (A) that would result from a change in GAAP or a change in Law after the Effective Time having retroactive effect, (B) to the extent there are reserves reflected in the Year-End Financial Statements in respect of the matter giving rise to such Losses (except that this clause (B) shall not apply to the indemnification provided in Section 5.22(d)) or (C) to the extent the Indemnified Party or any of its Affiliates receives or has the uncontested right to receive insurance proceeds from a third party (not including any proceeds from an insurance policy that is claims rated or is otherwise the economic equivalent of self-insurance unless Purchaser shall be entitled to assert claims against such insurance and shall have indemnified Sellers with respect thereto in accordance with Section 5.13) in respect of such Losses and (ii) the amount of any Losses for which indemnification is provided under this Article VIII or Section 5.22(d) shall be reduced by the present value of any Tax benefits actually realized by the Indemnified Party arising from the incurrence or payment of any such Losses and increased by the present value of any Tax cost actually incurred by the Indemnified Party as a result of any indemnification payment under this Article VIII or Section 5.22(d).

          (d) Notwithstanding any other provision of this Agreement, neither party shall be entitled to receive from the other party, and no indemnification shall be provided under Sections 5.22(d), 8.2 or 8.3 in respect of, any special, indirect, incidental, punitive or consequential damages (except to the extent assessed against the Indemnified Party by a Governmental Entity of competent jurisdiction).

          (e) Unless and until the BP Amoco/ARCO Merger is consummated, Sellers and BP Amoco shall not have any liability under this Agreement to Purchaser (whether for indemnification under this Article VIII or otherwise) or any other liability to Purchaser (other than any remedy that may be expressly provided by Article IX) arising out of or in connection with any breach by either Seller of any of its representations, warranties, covenants and agreements in this Agreement.

          Section 8.7 INDEMNIFICATION AS SOLE REMEDY. After the First Closing occurs, unless this Agreement expressly provides other remedies, the indemnity provided herein as it relates to this Agreement and the transactions contemplated by this Agreement shall be the sole and exclusive remedy of the Seller Indemnified Parties and the Purchaser

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

Indemnified Parties (without limitation of any rights of Sellers or Purchaser under Section 6.4 in respect of the Second Closing, under Article IX or Section 5.5) with respect to any and all claims for Losses sustained, incurred or suffered, directly or indirectly, relating to or arising out of this Agreement and the transactions contemplated hereby, including, without limitation, any such claims arising under or based upon any Laws, and Purchaser on behalf of the Purchaser Indemnified Parties and ARCO on behalf of the Seller Indemnified Parties waive, to the fullest extent permitted under applicable Laws, any and all rights, claims and causes of action, legal or equitable, to pursue any other remedies.

          Section 8.8 TAX INDEMNIFICATION. Claims for indemnification with respect to Taxes shall be governed by Section 5.5 rather than by this Article VIII (except to the extent set forth in Section 8.6(c)(ii)).

          Section 8.9 TITLE MATTERS.

          (a) TITLE DUE DILIGENCE. After execution and delivery of this Agreement, ARCO Alaska will make available during ARCO Alaska's regular business hours, for Purchaser's review, records in ARCO Alaska's possession relating to the title to the individual Fields and Exploration Leases. As soon as reasonably practicable (and on an ongoing basis), but in no event later than 120 days after the First Closing, Purchaser may notify Sellers in writing of any (a) title defect which results in a reduction in Area Participation Percentage as set forth in Schedule 8.9 of the Disclosure Schedule for the Field in question, and
(b) any failure of title in and to an Exploration Lease. Such notice shall include a description and reasonably detailed explanation (including any and all supporting documentation associated therewith) of each title defect or title failure being claimed. The parties shall meet from time to time as necessary in an attempt to agree on a resolution with respect to any title defects or title failures raised by Purchaser.

          (b) AREA PARTICIPATION PERCENTAGE. The parties agree that (i) any and all monetary adjustments resulting from a title defect associated with the Fields claimed by Purchaser shall be calculated by multiplying the actual percentage decrease in the Area Participation Percentage of the Field in question as set forth in Schedule 8.9 of the Disclosure Schedule by the Value allocated to the Area Participation Percentage of the Field in question, and
(ii) no monetary adjustment associated with a title defect may exceed the Value allocated to the Area Participation Percentage of the Field in question. If the parties are unable to agree on a resolution with respect to one or more of the title defects claimed by Purchaser, Purchaser may, within 180 days after the Closing, initiate binding arbitration in accordance with the provisions set forth in Section 8.9(d) to resolve the dispute over the title defect. If Purchaser fails to submit such dispute to binding arbitration for resolution within such 180-day period, Purchaser's right to a monetary adjustment resulting from such title defect or defects shall terminate, and Purchaser

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irrevocably waives any and all claims it may have against Sellers and their
Affiliates associated with the same.

          (c) EXPLORATION LEASES. The parties agree that any and all monetary adjustments resulting from a title failure associated with the Exploration Leases claimed by Purchaser shall be calculated by multiplying ARCO Alaska's purported working interest in the Exploration Lease in question (as reflected in the land department files of ARCO Alaska) by the amount of the original lease bonus paid to the applicable lessor; PROVIDED, HOWEVER, that Purchaser shall not be entitled to a monetary adjustment resulting from a title failure associated with the Exploration Leases unless and until the aggregate amount of the actual monetary adjustments determined in accordance with this Section 8.9(c) exceeds in the aggregate $2,187,500, and then, only to the extent that any monetary adjustment exceeds such deductible amount. If the parties are unable to agree on a resolution with respect to one or more of the title failures claimed by Purchaser, Purchaser may, within 180 days after the First Closing, initiate binding arbitration in accordance with the provisions set forth in Section 8.9(d) to resolve the dispute over the title failure. If Purchaser fails to submit the dispute over the title failure to binding arbitration for resolution within such 180-day period, Purchaser's right to a monetary adjustment resulting from such title failure or failures shall terminate, and Purchaser irrevocably waives any and all claims it may have against Sellers and their Affiliates associated with the same.

          (d) ARBITRATION. Any and all disputes arising under Sections 8.9(b) and 8.9(c) shall be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented by the Federal Arbitration Act (Title 9 of the United States Code) to the extent necessary to determine any procedural appeal questions. If there is any inconsistency between this Section 8.9 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this
Section 8.9 will control the rights and obligations of the parties. Arbitration must be initiated within the applicable time limits set forth in Section 8.9(b) or 8.9(c), as applicable, and not thereafter. Arbitration may be initiated by Purchaser by serving written notice on Sellers that Purchaser elects to refer the dispute to binding arbitration. Purchaser's notice initiating binding arbitration must identify the arbitrator Purchaser has appointed. Sellers shall respond to Purchaser within 60 days after receipt of Purchaser's notice, identifying the arbitrator Sellers have appointed. If Sellers fail for any reason to name an arbitrator within the 60-day period, Purchaser will name the arbitrator for Sellers' account. The two arbitrators so chosen shall select a third arbitrator within 30 days after the second arbitrator has been appointed. Sellers will pay the compensation and expenses of the arbitrator named by or for it, and Purchaser will pay the compensation and expenses of the arbitrator named by it. Sellers and Purchaser will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must be neutral parties who have never been officers, directors or employees of the parties or any of their Affiliates, and must have not less than seven

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

years of title examination legal experience in the oil and gas industry. The hearing will be conducted in Anchorage, Alaska and commence within 60 days after the selection of the third arbitrator. The parties and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible. The award of damages, if any, by the arbitrators shall be limited as follows: (i) with respect to title defects asserted in accordance with the provisions of Section 8.9(b), damages (A) shall be calculated by multiplying the actual percentage decrease in the Area Participation Percentage of the Field in question as set forth in Schedule 8.9 of the Disclosure Schedule by the Value allocated to the Area Participation Percentage of the Field in question, and (B) shall not exceed the Value allocated to the Area Participation Percentage of the Field in question, and (ii) with respect to title failures asserted in accordance with the provisions of Section 8.9(c), damages (A) shall be calculated by multiplying ARCO Alaska's purported working interest in the Exploration Lease in question (as reflected in the land department files of ARCO Alaska) by the amount of the original lease bonus paid to the applicable lessor, and (B) Purchaser shall not be entitled to a monetary adjustment resulting from a title failure associated with the Exploration Leases unless and until the aggregate amount of the actual monetary adjustments determined in accordance with Section 8.9(c) exceeds in the aggregate $2,187,500, and then, only to the extent that any monetary adjustment exceeds such deductible amount. The arbitrators shall additionally have no right to grant or award any special, indirect, punitive or consequential damages of any kind. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the parties.

          (e) SOLE REMEDY. The provisions of this Section 8.9 set forth the sole and exclusive remedy of Purchaser and its Affiliates with respect to any and all defects or deficiencies in title to the Properties, other than AMI Conveyed Properties, and Purchaser, on behalf of itself and the Purchaser Indemnified Parties, waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action, legal or equitable, to pursue any other remedies.

          Section 8.10  INSPECTION OF AMI CONVEYED PROPERTIES OWNED BY AMI.

          (a) INSPECTION. After execution and delivery of this Agreement and within 60 days of the date hereof, ARCO will cause AMI to provide Purchaser with an opportunity to conduct a class inspection of each tanker listed on Schedule 1.1(B) that is owned by AMI and an opportunity to review each tanker's classification certificate so that the Purchaser may confirm that each such tanker has been assigned by the classification society, American Bureau of Shipping, Inc., the class set forth on Schedule 1.1(B) for such tanker and is suitable for the carriage of crude oil in the trade in which it is currently engaged on behalf of AMI.

          (b) NOTIFICATION OF ANY DEFICIENCY. As soon as reasonably practicable (and on an ongoing basis), but in no event later than 10 days after the end of the 60-day


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period referred to in Section 8.10(a), Purchaser may notify ARCO in writing of any deficiency which results, as of the First Closing Date, in a failure of any tanker to be in such class or additional conditions or recommendations being made with respect to such class, in each case not arising out of the operation of such tanker by Purchaser after the ARCO Marine Transfer Date. Such notice must include a description and reasonably detailed explanation (including any and all supporting documentation associated therewith) of each deficiency being claimed and the value Purchaser in good faith attributes to the same. The parties shall consult and/or meet from time to time as necessary in an attempt to agree on a resolution with respect to the deficiency claimed by Purchaser. Promptly upon (i) any such agreement between the parties on the resolution of any deficiency claimed by Purchaser or (ii) a final arbitration award with respect to such deficiency in accordance with Section 8.10(c), ARCO shall pay to Purchaser the reasonable costs of correcting any such deficiency in accordance with the applicable resolution.

          (c) ARBITRATION. Any and all disputes arising under this Section 8.10 must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Rules of the Society of Maritime Arbitrators (New York), Inc., as supplemented by the Federal Arbitration Act (Title 9 of the United States Code) to the extent necessary to determine any procedural appeal questions. If there is any inconsistency between this Section 8.10 and the Rules of the Society of Maritime Arbitrators (New York), Inc., the terms of this
Section 8.10 will control the rights and obligations of the parties. Arbitration must be initiated within the applicable time limits set forth in Section 8.10(b) and not thereafter. Arbitration may be initiated by Purchaser serving written notice on ARCO that Purchaser elects to refer the dispute to binding arbitration. Purchaser's notice initiating binding arbitration must identify the arbitrator Purchaser has appointed from the list of arbitrators maintained by the Society of Maritime Arbitrators (New York), Inc. ARCO shall respond to Purchaser within 60 days after receipt of Purchaser's notice, identifying the arbitrator ARCO has appointed from the list of arbitrators maintained by the Society of Maritime Arbitrators (New York), Inc. If ARCO fails for any reason to name an arbitrator within the 60 day period, Purchaser will name the arbitrator for ARCO's account. The two arbitrators so chosen shall select a third arbitrator within 30 days after the second arbitrator has been appointed. ARCO will pay the compensation and expenses of the arbitrator named by or for it, and Purchaser will pay the compensation and expenses of the arbitrator named by it. The parties will each pay one-half of the compensation and expenses of the third arbitrator. The hearing will be conducted in the City of New York and commence within 60 days after the selection of the third arbitrator. The parties and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible. The award of damages by the arbitrators, if any, shall be the reasonable cost required to restore the tanker to the classification set forth on Schedule 1.1(B) for such tanker. The arbitrators shall additionally have no right to grant or award any special, indirect, punitive or consequential

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damages of any kind. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the parties.

                                   ARTICLE IX
                                   TERMINATION

          Section 9.1 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the First Closing:


          (a)  by written agreement of Purchaser and Sellers;

          (b) by either Purchaser or Sellers, if there shall be in effect any Law that prohibits the consummation of the First Closing or if consummation of the First Closing would violate an Order which has become final and non-appealable;

          (c) by either Sellers or Purchaser if the Merger Agreement is terminated for any reason whatsoever other than by consummation of the BP Amoco/ARCO Merger;

          (d) by Purchaser (provided that Purchaser is not in material breach of any representation, warranty, covenant or agreement contained herein) in the event that Sellers shall have materially breached this Agreement and such breach would result in the failure of a condition to the First Closing set forth in
Section 6.1 or 6.2 and such breach is not capable of being cured prior to the First Closing;

          (e) by Sellers (provided that Sellers are not in material breach of any representation, warranty, covenant or agreement contained herein) in the event that Purchaser shall have materially breached this Agreement and such breach would result in the failure of a condition to the First Closing set forth in Section 6.1 or 6.3 and such breach is not capable of being cured prior to the First Closing;

          (f) by Sellers, if (i) the First Closing shall not have occurred as a result of any action or inaction by Purchaser on or prior to the fifth Business Day following the first day on which the First Closing could occur in accordance with Section 2.2(a), (ii) the Provisional Consent Order or the State Consent Order shall not have been issued within 10 Business Days of the date hereof or
(iii) the State of Alaska notifies ARCO Alaska and BP Exploration that it objects to the proposed sale of the Shares and the Conveyed Properties to Purchaser pursuant to Section V.E.2. of the Charter; or

          (g) by Purchaser, if the First Closing shall not have occurred as a result of any action or inaction by Sellers on or prior to the fifth Business Day following the first day on which the First Closing could occur in accordance with Section 2.2(a).

          Section 9.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement in accordance with Section 9.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its Affiliates, directors, officers, shareholders, partners, attorneys, accountants, agents or employees in connection with this Agreement; PROVIDED, HOWEVER, that the obligations of the parties hereto contained in the Confidentiality Agreement and in this Section
9.2 and in Sections 5.22(d), 10.1, 10.2, 10.4, 10.6, 10.7, 10.8 and 10.10 hereof shall survive, and nothing herein will relieve any party from liability for any material breach of this Agreement prior to such termination.

          Section 9.3 TERMINATION OF CERTAIN OBLIGATIONS. In the event that the Second Closing shall not have occurred on or prior to June 30, 2001, the obligations, covenants and agreements of the parties under (a) Sections 2.4, 2.5, 2.7 and 6.4 and (b) Article V and Article VIII, but only with respect to the Second Closing and any Shares, Companies and Conveyed Properties that are the subject of the Second Closing, shall terminate and no party hereto shall have any liability to any other party hereto or its Affiliates, directors, officers, shareholders, partners, attorneys, accountants, agents or employees in connection with the aforementioned obligations, covenants and agreements.

                                    ARTICLE X
                                  MISCELLANEOUS

          Section 10.1 NOTICES. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile; PROVIDED that the facsimile is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          To Purchaser:


              Phillips Petroleum Company
              Phillips Building
              Bartlesville, Oklahoma 74004

              Telephone:        (918) 661-5634
              Facsimile:        (918) 662-1617
              Attn:             J. Bryan Whitworth

              With a copy to:

              Wachtell, Lipton, Rosen & Katz

              51 West 52nd Street
              New York, NY 10019

              Telephone:        (212) 403-1000
              Facsimile:        (212) 403-2000
              Attn:             Andrew R. Brownstein, Esq.
                                Elliott V. Stein, Esq.

              To Sellers:

              Atlantic Richfield Company
              333 South Hope Street
              Los Angeles, CA 90071

              Telephone:        (213) 486-1774
              Facsimile:        (213) 486-3354
              Attn:             Bruce G. Whitmore

              And

              CH-Twenty, Inc.
              444 South Flower Street, 32nd Floor
              Los Angeles, CA 90071

              Telephone:        (213) 486-3640
              Facsimile:        (213) 486-2063
              Attn:             Steven R. Porter

          With a copy to:

              BP Amoco p.l.c.
              Britannic House
              1 Finsbury Circus
              London EC2M 7BA
              England

              Telephone:        (011-44-171) 496-4013
              Fax:              (011-44-171) 496-4592
              Attn:             Peter B.P. Bevan

              And

              SULLIVAN & CROMWELL

              125 Broad Street
              New York, New York 10004

              Telephone:        (212) 558-4000
              Facsimile:        (212) 558-3588
              Attn:             Benjamin F. Stapleton, III

              Section 10.2 AMENDMENT; WAIVER. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Sellers and Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

              Section 10.3 ASSIGNMENT. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that, subject to the provisions of Section 5.18, Purchaser may assign its rights to purchase the Shares, any of the Conveyed Properties or any of the Product Inventory to a wholly owned Subsidiary of Purchaser without, however, in any respect limiting Purchaser's obligations pursuant to this Agreement. Any assignment in contravention of this provision shall be null and void.

              Section 10.4 ENTIRE AGREEMENT. This Agreement (including the Disclosure Schedule) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which will remain in full force and effect until the Second Closing.

              Section 10.5 FULFILLMENT OF OBLIGATIONS. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

              Section 10.6 PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Sellers or Purchaser or their successors or permitted assigns any rights or remedies under or by reason of this Agreement; PROVIDED, HOWEVER, that Purchaser's obligations under Sections
5.6 and 5.21 are intended for the benefit of the employees of the Companies and the ARCO Directors and Officers, respectively.

              Section 10.7 PUBLIC DISCLOSURE. Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other parties hereto that no press release or similar public announcement or communication shall, prior to the First Closing, be made or caused to be made concerning the execution or performance of this Agreement without prior consultation with the other parties hereto.

              Section 10.8 EXPENSES. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

              Section 10.9 SCHEDULES. The disclosure of any matter in any schedule to this Agreement shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be likely to be pertinent, but shall expressly not be deemed to constitute an admission by Seller, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

              Section 10.10 GOVERNING LAW; SUBMISSION TO JURISDICTION;
SELECTION OF FORUM. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS TO BE WHOLLY PERFORMED IN SUCH STATE. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE "CHOSEN COURTS") AND (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 10.1 OF THIS AGREEMENT OR IN ANY OTHER MANNER PERMITTED BY LAW.

              Section 10.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

              Section 10.12 HEADINGS. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

              Section 10.13 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

              Section 10.14 EXTENSION OF PERFORMANCE. Whenever under the terms of this Agreement the time for performance of a covenant or condition falls upon a day that is not a Business Day, such time for performance shall be extended to the next Business Day.

          IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

                             ATLANTIC RICHFIELD COMPANY

                             By:  /S/ MIKE R. BOWLIN
                                -----------------------
                                Name: Mike R. Bowlin
                                 Title: Chairman and
                                        Chief  Executive Officer


                             CH-TWENTY, INC.

                             By: /S/ TERRY G. DALLAS
                                -----------------------
                                Name:  Terry G. Dallas
                                 Title:  Vice-President


                             PHILLIPS PETROLEUM COMPANY

                             By: /S/ J.J. MULVA
                                -----------------------
                                Name: J.J. Mulva
                                 Title: Chairman and
                                        Chief Executive Officer

              SOLELY FOR PURPOSES OF SECTION 5.12 HEREOF:

                                BP AMOCO P.L.C.


                                By: /S/ G.R. BRADLEY
                                -----------------------
                                Name: G.R. Bradley
                                 Title:  Attorney-in Fact